                              OFFER TO PURCHASE
                        LIMITED PARTNERSHIP INTERESTS
                                      IN
                          SPRINGHILL LAKE INVESTORS
                             LIMITED PARTNERSHIP
                      FOR CASH CONSIDERATION AGGREGATING
                               $36,000 PER UNIT
     (INCLUDING, IN CERTAIN CIRCUMSTANCES, THE PROCEEDS OF A NON-RECOURSE
                       SECURED LOAN FROM THE PURCHASER)
                                      BY
                          AQUARIUS ACQUISITION, L.P.

                 THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
       AT 5:00 P.M., NEW YORK TIME, ON MARCH 2, 1995, UNLESS EXTENDED.

   Aquarius Acquisition, L.P., a newly formed Delaware limited partnership (the "Purchaser"), hereby offers to purchase outstanding limited partnership interests in Springhill Lake Investors Limited Partnership, a Maryland limited partnership (the "Partnership"), for consideration per Unit (as such term is defined in the partnership agreement of the Partnership, as in effect on the date hereof) of $36,000 (the "Cash Consideration") in cash (including, in certain circumstances described below, the proceeds of a non-recourse secured loan from the Purchaser), such Cash Consideration to be pro rated in respect of fractional Units, upon the terms and subject to the conditions set forth in this Offer to Purchase (including the annexes hereto, the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute this "Offer"). This Offer is made to limited partners of the Partnership (the "Limited Partners") of record as of February 1, 1995 (the "Record Date").

   This Offer is not conditioned upon any minimum number of Units being tendered. A Limited Partner may tender all or any portion of the Units owned by it. Each Limited Partner who has delivered its consent pursuant to consent solicitation materials delivered by Greenbelt Residential Limited Partnership ("Greenbelt"), an affiliate of Theodore N. Lerner ("Lerner"), may nevertheless still tender all or any portion of its Units in this Offer.

   The Purchaser is an affiliate of the general partners of the Partnership. See "THE OFFER--Interests of Certain Person and Certain Transactions."

   Pursuant to Section 7.2(D) of the Amended and Restated Limited Partnership Agreement of the Partnership (the "Partnership Agreement"), a transfer of Units may not be made if, after giving effect to such transfer, a termination of the Partnership would occur for tax purposes. Such a tax termination would occur if 50% or more of the outstanding interests in the Partnership (limited and general) were transferred in any 12-month period. In order to prevent a violation of Section 7.2(D) of the Partnership Agreement while, at the same time, providing to each tendering Limited Partner at the consummation of this Offer an amount of Cash Consideration per Unit equal to $36,000, the Purchaser has structured this Offer to include a non-recourse loan in the event that more than 50.5% of the Units are tendered. In such event, each tendering Limited Partner will be paid, at the consummation of this Offer, Cash Consideration of $36,000 for each Unit (pro rated in respect of fractional Units) validly tendered and not withdrawn. A portion of the Cash Consideration will represent the purchase proceeds payable in respect of the transfer by such Limited Partner to the Purchaser of a portion of such Limited Partner's Units. The balance of the Cash Consideration will represent the proceeds of a non-recourse loan to such Limited Partner (each, a "Loan") secured only by the portion of such Limited Partner's tendered Units that is not transferred at the consummation of this Offer (the "Retained Portion"). THE ACCEPTANCE OF A LOAN WILL NOT IMPOSE ANY PERSONAL LIABILITY ON A TENDERING LIMITED PARTNER FOR THE PAYMENT OF ANY PRINCIPAL OR INTEREST IN RESPECT OF ITS LOAN.

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

   The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time: (i) to extend the period of time during which this Offer is open and thereby delay acceptance for payment of, and the payment for, any Units; (ii) to terminate this Offer and not accept for payment any Units not theretofore accepted for payment or paid for; (iii) upon the occurrence of any of the conditions specified in Section 11, to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for; and (iv) to amend this Offer in any respect (including, without limitation, by increasing or changing the terms of the consideration offered, decreasing the percentage of Units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to Limited Partners in a manner reasonably designed to inform Limited Partners of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of this Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

   EACH LIMITED PARTNER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS.

February 1, 1995

                              TABLE OF CONTENTS

                                                                                PAGE
                                                                             --------
INTRODUCTION ...............................................................  1
SPECIAL FACTORS ............................................................  6
    Background of this Offer ...............................................  6
    Determination of the Cash Consideration ................................  9
    Purpose and Effects of this Offer ...................................... 14
    Future Plans ........................................................... 15
THE OFFER .................................................................. 17
     Section 1.  Terms of this Offer ....................................... 17
     Section 2.  Proration; Acceptance of and Payment for Units  ........... 18
     Section 3.  Procedures for Tendering Units ............................ 18
     Section 4.  Withdrawal Rights ......................................... 19
     Section 5.  Extension of Tender Period; Termination; Amendments  ...... 20
     Section 6.  Certain Federal and State Income Tax Consequences  ........ 21
     Section 7.  Certain Information Concerning the Partnership  ........... 24
     Section 8.  Certain Information Concerning the Purchaser .............. 25
     Section 9.  Interests of Certain Persons and Certain Transactions  .... 25
     Section 10. Source of Funds ........................................... 27
     Section 11. Conditions of this Offer .................................. 27
     Section 12. Certain Legal Matters ..................................... 28
     Section 13. Fees and Expenses ......................................... 29
     Section 14. Other Matters ............................................. 29

Schedule I -- Information Regarding Directors and Executive Officers of
             Nomura Asset
             Capital Corporation  .......................................  S-1

Annex I Annual Report of the Partnership on Form 10-K for the fiscal year ended December 31, 1993

Annex II Quarterly Report of the Partnership on Form 10-Q for the quarter ended September 30, 1994

Annex III Form of Secured Non-recourse Note and Security Agreement

TO THE LIMITED PARTNERS OF
SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP

                                 INTRODUCTION

   The Purchaser hereby offers to purchase outstanding Units for Cash Consideration per Unit of $36,000 (pro rated in respect of fractional Units) (including, in certain circumstances described below, the proceeds of a non-recourse secured loan from the Purchaser), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time. Limited Partners who tender Units in this Offer will not be obligated to pay any partnership transfer fees, which fees, if any, will be borne by the Purchaser. The Purchaser will also pay all charges and expenses of D.F. King (the "Information Agent") and IBJ Schroder (the "Depository") in connection with this Offer.

   Purpose of This Offer. This Offer has been made as an alternative to (a) the proposal made by Lerner, in which Lerner has offered to purchase the Partnership's 90% ownership interest in First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth and Ninth Springhill Lake Limited Partnerships and Springhill Commercial Limited Partnership (collectively, the "Operating Partnerships") that own Springhill Lake Apartments located in Greenbelt, Maryland (the "Project"), and (b) the liquidation of the Partnership and a sale of the Project to a third party. The terms of Lerner's proposal (the "Lerner Proposal") are set forth in the Greenbelt Residential Limited Partnership Consent Solicitation Statement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed with the SEC in connection with this Offer, and you are directed to those materials for the complete terms of the Lerner Proposal, which proposal is incorporated herein by reference in its entirety. Lerner currently holds a 10% ownership interest in the Project as limited partner of the Operating Partnerships and has certain rights of first refusal to purchase the Project and the Partnership's interest in the Operating Partnerships in the event that a bona fide third-party offer is received by the general partners of the Partnership and such proposal is submitted to the Limited Partners for their consideration.

   Conditions. This Offer is not conditioned upon any minimum number of Units being tendered. A Limited Partner may tender all or any portion of its Units. If a Limited Partner has already delivered a consent to the Lerner Proposal, such Limited Partner may nevertheless still tender all or any portion of its Units.

   Fractional Interests. A Limited Partner may tender all or any portion of the Units owned by it. If a Limited Partner chooses to tender a portion of a Unit and retain a portion of a Unit, the Purchaser will pay a Cash Consideration for the portion of the Unit so tendered in this Offer. All references herein to Units shall include fractions of Units, unless the context otherwise requires.

   Cash Consideration. If 50.5% or less of the outstanding Units are validly tendered and not withdrawn, each tendering Limited Partner will receive, upon consummation of this Offer, $36,000 in Cash Consideration for each Unit so tendered in consideration for the purchase of such Unit. If more than 50.5% of the outstanding Units are validly tendered and not withdrawn, each tendering Limited Partner will receive the same amount of Cash Consideration with respect to each Unit so tendered, but will receive part of such Cash Consideration in purchase proceeds (such portion, the "Purchase Proceeds") and the balance of such Cash Consideration as proceeds of a Loan (the "Loan Proceeds").

   Reasons for and Terms of the Loan. Pursuant to Section 7.2(D) of the Partnership Agreement, a transfer of Units may not be made if, after giving effect to such transfer, a termination of the Partnership would occur for tax purposes. Such a tax termination would occur if 50% or more of the outstanding interests (limited and general) in the Partnership were transferred in any 12-month period. To prevent a violation of Section 7.2(D) of the Partnership Agreement while, at the same time, providing to each tendering Limited Partner at the consummation of this Offer Cash Consideration per Unit equal to $36,000, the Purchaser has structured this Offer to include a non-recourse loan feature in the event that more than 50.5% of the Units are tendered. The percentage of Units to be purchased was established at 50.5% (or 48.275% of the total outstanding interests in the Partnership) to take into account transfers of Units during the 12 months prior to the closing of this Offer. If more than 50.5% of the outstanding Units are validly tendered and not withdrawn, each tendering Limited Partner will be paid, subject to the terms of this Offer, at the consummation of this Offer, Cash Consideration per Unit of $36,000. A portion of the Cash Consideration will represent the Purchase Proceeds for the transfer by such Limited Partner to the Purchaser of the pro rata portion of such Limited Partner's tendered Units such that the Purchaser purchases 50.5% of all of the outstanding Units pursuant to this Offer. The balance of the Cash Consideration will be paid in Loan Proceeds. The Loan will be a non-recourse loan to such Limited Partner secured only by the Retained Portion of such Limited Partner's tendered Units that is not transferred at the consummation of this Offer. Each Loan may be satisfied, at its maturity, by surrendering to the Purchaser the Retained Portion or, at the sole option of the tendering Limited Partner, by a payment in cash equal to the then outstanding balance of principal and accrued interest in respect of such Loan. THE ACCEPTANCE OF A LOAN WILL NOT IMPOSE ANY PERSONAL LIABILITY ON A TENDERING LIMITED PARTNER FOR THE PAYMENT OF ANY PRINCIPAL OR INTEREST IN RESPECT OF ITS LOAN.

   The portion of the Cash Consideration payable at the consummation of this Offer to each tendering Limited Partner which will constitute Purchase Proceeds will be $36,000 per Unit multiplied by the quotient of (A) 50.5% divided by (B) a fraction, the numerator of which is the number of Units validly tendered and not withdrawn and the denominator of which is the number of outstanding Units on the date of consummation of this Offer. The balance of the Cash Consideration payable to each tendering Limited Partner at the consummation of this Offer will constitute the Loan Proceeds payable to such tendering Limited Partner. The following table sets forth the per Unit consideration to be paid pursuant to this Offer based on the indicated percentage of Units being validly tendered and not withdrawn:

  PERCENTAGE OF
  UNITS VALIDLY    CASH CONSIDERATION  PURCHASE PROCEEDS   LOAN PROCEEDS
     TENDERED           PER UNIT           PER UNIT          PER UNIT
- ----------------  ------------------  -----------------  ---------------
    50.5% or
    less          $36,000             $36,000            $    -0-
    75%            36,000              24,240             11,760
    100%           36,000              18,180             17,820

   As described in the table above, the amount of Cash Consideration per Unit paid to each Limited Partner upon consummation of this Offer will be $36,000 irrespective of the number of Limited Partners who validly tender Units.

   Each Loan will bear interest at the rate of 9% per annum. Interest and principal will not be due and payable prior to the scheduled maturity date of the Loan. Each Loan will mature by its terms on the date that is one year and one day after the purchase of Units pursuant to this Offer, and will be payable, at the election of the Limited Partner, either by surrender to the Purchaser of the Retained Portion or, at the sole option of the Limited Partner party thereto, by payment of cash in the principal amount of its Loan plus accrued interest thereon. In the event the provisions of Section 7.2(D) of the Partnership Agreement (which currently prohibits transfers of Units in excess of the amount which would cause a tax termination of the Partnership) are eliminated from the Partnership Agreement, then the Loan will become due on demand of the Purchaser. Distributions on the Retained Portion will be credited first against accrued interest and principal and any remaining amount will be remitted to the Limited Partner.

   If the Purchaser acquires, pursuant to the Offer, more than 50% of all outstanding Units, it may seek to amend the Partnership Agreement to eliminate Section 7.2 (D) thereof. The primary impact of a tax termination on non-tendering Limited Partners and tendering Limited Partners who retain a portion of their Units subject to a Loan would be a lengthening of the period of time over which the Partnership recognizes depreciation deductions for tax purposes. A tax termination in 1995 would cause a reduction in such deductions by approximately $4,500 per Unit per year over the next eight years and an increase in such deduction by approximately $1,800 per Unit per year for the following nineteen years.

   The Purchaser. The Purchaser is a newly formed entity controlled by Nomura Asset Capital Corporation ("NACC"). On December 22, 1994, NACC acquired indirect control of Three Winthrop Properties, Inc. ("Three Winthrop"), the managing general partner of the Partnership, and on January 27, 1995, acquired indirect control of (but no economic interests in) Linnaeus-Lexington Associates Limited Partnership ("Linnaeus-Lexington"), the other general partner of the Partnership. (See "THE OFFER--

Certain Information Concerning the Purchaser.") Because of affiliations between the Purchaser, Three Winthrop and Linnaeus-Lexington, the Partnership has indicated in its statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") that it makes no recommendation and is remaining neutral as to whether a Limited Partner should tender its Units in this Offer. (See "THE OFFER--Interests of Certain Persons and Certain Transactions" and "SPECIAL FACTORS--Background of this Offer.") Due to the foregoing relationship, this Offer is being made in compliance with the provisions of Rule 13e-3 under the Exchange Act.

   Some Factors to Be Considered by Limited Partners. The Purchaser believes that Limited Partners may find this Offer an attractive way to liquidate their investment in the Partnership and a more attractive alternative than the Lerner Proposal, or a possible sale of the Project to a third party, for the following reasons:

   o THIS OFFER PROVIDES MORE CASH PER UNIT TO LIMITED PARTNERS THAN THE CASH ESTIMATED BY LERNER TO BE AVAILABLE TO LIMITED PARTNERS PURSUANT TO THE LERNER PROPOSAL. This Offer will provide those Limited Partners who choose to tender their Units to the Purchaser with a cash payment at the consummation of this Offer in the amount of $36,000 per Unit. The Lerner Proposal estimates that it will provide all Limited Partners (including those who prefer to retain their Units as opposed to selling them today) with an eventual cash payment of $32,200 per Unit, consisting of $30,200 per Unit from the sale to Lerner of the Partnership's interest in the Operating Partnerships that own the Project and a distribution of $2,000 per Unit from 1994 Partnership operations. The Lerner Proposal estimates are subject to certain contingencies and based on certain assumptions which are discussed in more detail below. See "SPECIAL FACTORS--Determination of Cash Consideration" and "--Offers from Non-Affiliates and Appraisals Rendered by Third Parties."

   o IN THE PURCHASER'S OPINION, THIS OFFER IS MORE LIKELY TO CLOSE THAN EITHER THE LERNER PROPOSAL OR A POSSIBLE SALE OF THE PROJECT TO A THIRD PARTY PURSUANT TO A PLAN OF LIQUIDATION OF THE PARTNERSHIP. The Lerner Proposal is and any possible sale to a third party would be subject to certain contingencies, including, in the case of the Lerner Proposal and any other proposal that requires the assumption of the existing mortgage loans on the Project (the "New Mortgage Loans"), the approval of the Project's mortgage lender (the "Lender") for the assumption of the New Mortgage Loans, and the approval of a sale transaction by Limited Partners owning more than 50% of the Units. The Purchaser has been informed by Three Winthrop that the Lender has told Lerner that at this time it would only consider an assumption request from the Partnership. Even if the Lender were to agree to consider Lerner's request or a similar request from a prospective third party purchaser, it is possible that the Lender would seek to impose certain additional terms or conditions on the consummation of any transaction involving Lerner or a third party. Any such terms or conditions could affect the ability of a prospective purchaser to conclude a purchase of the Project. In addition, there is presently no basis for determining whether Limited Partners holding more than 50% of the Units are interested in liquidation of the Partnership or a sale of the Project on the terms described in the Lerner Proposal or any other terms.

      By contrast, this Offer does not require any approval from the Lender and does not require any minimum level of participation by Limited Partners.

   o EVEN IF THE LERNER PROPOSAL OR A THIRD-PARTY OFFER FOR THE PROJECT WERE TO BE ACCEPTED BY THE PARTNERSHIP AND THE LENDER, IT IS LIKELY THAT SUCH A TRANSACTION WOULD REQUIRE SIGNIFICANTLY MORE TIME TO NEGOTIATE AND CLOSE THAN THIS OFFER. The Purchaser estimates that it would take at least three months to sell the Project to Lerner because any such sale will require the completion of a consent solicitation process in respect of the Limited Partners and a negotiation period with the Lender to obtain its consent to the sale, which consent may be conditioned upon the receipt of a new appraisal of the Project. A sale to a third party will take even longer because the Partnership will be required to market the Project for a reasonable time, to provide each prospective purchaser adequate opportunity to conduct a "due diligence" review and investigation of the

Project, to negotiate sale documentation for the Project with a person who is initially unfamiliar with the Project and to provide Lerner with an opportunity to match the terms of such a sale pursuant to his existing right of first refusal arrangement. By contrast, this Offer will be consummated immediately after its expiration date, which is presently set for March 2, 1995.

   o THIS OFFER PROVIDES MORE FLEXIBILITY THAN THE LERNER PROPOSAL OR A POSSIBLE SALE OF THE PROJECT TO A THIRD PARTY BECAUSE IT GIVES EACH INDIVIDUAL LIMITED PARTNER THE OPTION TO: (A) RETAIN ITS UNITS; (B) RETAIN A PORTION OF ITS UNITS WHILE ALSO TENDERING A PORTION OF ITS UNITS; OR (C) TO TENDER ALL OF ITS UNITS. Thus, Limited Partners who believe that now is not the right time to liquidate their investment in the Partnership may retain all or any portion of their Units, while those who are seeking liquidity for their investment may tender all or a portion of their Units and receive cash equal to $36,000 per Unit. Neither the Lerner Proposal nor a possible sale of the Project to a third party offers these options to Limited Partners. In either such case, the determination by the holders of the requisite number of Units would result in Limited Partners either retaining their entire interest or liquidating their entire interest.

   o THIS OFFER PROVIDES THAT EACH LIMITED PARTNER WILL RECEIVE $36,000 IN CASH FOR EACH UNIT VALIDLY TENDERED AND NOT WITHDRAWN (PRO RATED IN RESPECT OF FRACTIONAL UNITS). The $36,000 per Unit purchase price of this Offer is not subject to reduction or contingencies if this Offer is consummated. By contrast, because of certain contingencies inherent in the Lerner Proposal, the actual per Unit distribution amount which would result from the sale of the Project pursuant to the Lerner Proposal could be even less than the $32,200 per Unit amount estimated by Lerner. If the Lender does not approve assumption of the New Mortgage Loans by Greenbelt or any new purchaser and insists on receiving the prepayment penalty set forth in the mortgage documentation (estimated to be as much as $5,000,000), the Lerner Proposal provides that the sale proceeds could be reduced by $5,890 per Unit, resulting in a total per Unit distribution of only $26,310. In addition, the proposed form of contract provided by Lerner in connection with the Lerner Proposal (the "Lerner Purchase Agreement") would require the Partnership to make certain representations and warranties to the buyer and to provide certain indemnities to the buyer which could cause the Partnership to reserve a portion of the sale proceeds and thereby delay, and possibly reduce, the cash distribution to Limited Partners. Finally, any sale of the Project to a third party would have to take into account Lerner's right of first refusal, which could discourage buyers from aggressively pursuing a purchase of the Project, knowing that Lerner has the option to purchase the Project simply by matching the highest offer made by prospective buyers.

      Acceptance by Limited Partners of this Offer will not in any event (i) cause any prepayment penalty to become due on the New Mortgage Loans, (ii) require the establishment of Partnership reserves of any kind, (iii) be subject to the Purchaser's obtaining adequate funds, or (iv) be subject to Lerner's right of first refusal. The $36,000 per Unit consideration specified in this Offer will, upon consummation of this Offer, promptly be paid to tendering Limited Partners, subject to the terms of this Offer, without any offsets or deductions of any kind.

   Tax Considerations. A Limited Partner who decides to tender its Units pursuant to this Offer will receive cash of $36,000 per Unit and be allocated certain tax items. The resulting federal tax liability or benefit that a Limited Partner will experience will depend on its personal tax situation. Assuming a Limited Partner is subject to a 28% tax rate on capital gains and a 39.6% tax rate on ordinary income, the federal tax consequences generally could range from a benefit of approximately $2,204 per Unit to a liability of approximately $14,240 per Unit, depending on the amount of passive carryforward losses that a Limited Partner currently holds from the Partnership. EACH LIMITED PARTNER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF SELLING UNITS AND RECEIVING A LOAN PURSUANT TO THIS OFFER. See "THE OFFER--Certain Federal and State Income Tax Consequences."

   For those Limited Partners who tender their Units and possess the maximum possible amount of carryforward passive losses available, the Partnership will have provided cumulative after-tax benefits of approximately $61,161 for each Unit initially acquired for an investment of $74,965 (which consisted of capital contributions of $62,500 plus interest on deferred contributions of $12,465). The after-tax benefits are comprised of:
(i) the cash received from this Offer of $36,000 per Unit; (ii) prior cash distributions from operations of $3,072 per Unit; and (iii) a net federal tax benefit of $22,089 per Unit, taking into account the estimated tax benefit resulting from this Offer. The cumulative federal tax benefit (on a nominal basis) is approximately $3,540 per Unit lower for those Limited Partners who have no carryforward passive losses available but were instead able to utilize passive losses from the Partnership in previous years. This investment analysis assumes a Limited Partner: (i) was admitted to the Partnership on the initial closing date of the offer of Units in February 1985; and (ii) selected the installment method of payments to make capital contributions to the Partnership.

   Distributions. The Purchaser has been advised that the Partnership does not intend to make its cash distribution for 1994 until after this Offer has been consummated or terminated. Thus, the Purchaser will receive the full 1994 distribution for those whole Units, and a proportionate distribution for those fractional Units, that it purchases in this Offer. Three Winthrop presently estimates that the distribution for 1994 will be approximately $2,000 per Unit. The 1994 distribution was considered by the Purchaser when establishing the Cash Consideration. Limited Partners who do not tender any Units in this Offer will receive the full 1994 distribution and Limited Partners who retain Units and/or a Retained Portion after this Offer will receive their proportionate share of the 1994 distribution. If more than 50.5% of the Units are validly tendered and not withdrawn, the distributions made on a Limited Partner's Retained Portion will, pursuant to the written direction of each tendering Limited Partner contained in the Letter of Transmittal, be applied first to the payment of accrued interest on such Limited Partner's Loan, then to the repayment of principal of such Limited Partner's Loan and any remaining amounts will be remitted to such Limited Partner.

   Outstanding Units. According to information supplied by the Partnership, there are 649 Units issued and outstanding held by 679 Limited Partners as of the Record Date. The Purchaser does not directly or indirectly own Units or fractions thereof.

   Certain information contained in this Offer to Purchase which relates to the Partnership, or consists of statements made by Three Winthrop, has been derived from information which has been made publicly available by the Partnership or has been provided to the Purchaser by Three Winthrop.

   LIMITED PARTNERS WHO DESIRE LIQUIDITY MAY WISH TO CONSIDER THIS OFFER. HOWEVER, EACH LIMITED PARTNER MUST MAKE ITS OWN DECISION WHETHER TO TENDER ITS UNITS PURSUANT TO THIS OFFER BASED UPON ITS PARTICULAR CIRCUMSTANCES, INCLUDING ITS OWN FINANCIAL NEEDS, OTHER INVESTMENT OPPORTUNITIES AND TAX POSITION. EACH LIMITED PARTNER SHOULD CONSULT WITH ITS OWN ADVISORS, TAX, FINANCIAL OR OTHERWISE, IN EVALUATING THIS OFFER.

   LIMITED PARTNERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

                               SPECIAL FACTORS

BACKGROUND OF THIS OFFER

   The Partnership. The Partnership was organized as a Maryland limited partnership under the Maryland Revised Uniform Limited Partnership Act on December 28, 1984, for the purpose of investing as a general partner in the ten Operating Partnerships, each of which is a Maryland limited partnership owning a section of the Project. The Partnership is the sole general partner of each Operating Partnership. The limited partner of each Operating Partnership is Lerner, a former general partner of the Operating Partnerships whose interest was converted to that of a limited partner on January 16, 1985.

   The Partnership's interest in the Operating Partnerships entitles it to 90% of profits and losses for tax purposes, 90% of the Operating
Partnerships' cash flow (after certain priority distributions), and 85% of the proceeds of a sale or disposition of the Project (after certain priority distributions).

   In April 1985, the Partnership completed an offering of 649 Units at $62,500 per Unit pursuant to Regulation D under the Securities Act of 1933. The Partnership raised $40,562,500 in capital contributions from investors who were admitted to the Partnership as Limited Partners.

   The Partnership purchased its interest in the Operating Partnerships on January 16, 1985, for $73,514,921, of which $58,000,000 was financed by means of a mortgage loan (the "Original Mortgage Loan"). The Original Mortgage Loan had a term of ten years and bore interest at 13.625%. The balance of the purchase price was funded initially by a loan from a financial institution, which was subsequently repaid with capital contributions from the Limited Partners.

   In April 1993, the Original Mortgage Loan was refinanced with the New Mortgage Loans in the amounts of $58,000,000 and $5,000,000. The New Mortgage Loans each bear interest at 9.3% and have a term of ten years. Monthly payments of principal and interest total $541,696 (based on a 25-year amortization schedule) for the first two years of the New Mortgage Loans and increase to $566,137 (based on a 20-year amortization schedule) for the third through tenth years of the loans. A final payment of $49,016,500 is due on May 1, 2003. In addition to monthly payments of principal and interest, the New Mortgage Loans require the Partnership to make payments into various escrow accounts, including escrows for real estate taxes and capital improvements. As of December 31, 1994, the outstanding principal amount of the New Mortgage Loans was $61,848,601.

   The New Mortgage Loans impose a penalty on the consensual prepayment of the outstanding principal balance and accrued and unpaid interest and other charges thereunder in an amount equal to the greater of (i) the present value of the loss in yield that the Lender would incur if it invested the prepaid amount in a specified Treasury security or (ii) 1% of the outstanding principal balance under the New Mortgage Loans immediately prior to the prepayment, except that no penalty is due if the prepayment occurs at any time within 6 months prior to maturity.

   Lerner's Role as Project Management Agent. Since January 16, 1985, Lerner Corporation, a Maryland corporation of which Lerner is president and majority stockholder ("Lerner Corp."), has acted as the property manager and exclusive leasing agent for the Project under a Management and Leasing Agreement, entered into by Three Winthrop acting on behalf of the Operating Partnerships (the "Lerner Agreement"). Pursuant to the Lerner Agreement, since January 16, 1985 Lerner Corp. has received 4% of the gross rents from the Project actually collected, payable monthly (or an aggregate of approximately $8,600,000 through December 31, 1994). Lerner was also paid $800,000 in other fees in 1985. The Lerner Agreement may not be terminated in accordance with its terms prior to January 31, 1995, except for cause or upon a sale of the Project. On or about October 17, 1994, Three Winthrop sent to Lerner Corp. written notice (the "Notice") of its intent to terminate the Lerner Agreement, pursuant to its terms, as of January 31, 1995. By letter dated October 25, 1994, Lerner Corp. disputed the termination date set forth in the Notice stating that the termination date could not be earlier than 90 days following January 31, 1995 and indicated that it was prepared to bid competitively for the ongoing management agreement when the Lerner Agreement is terminated in accordance with its terms, as those terms are viewed by Lerner Corp. On November 18, 1994, Three Winthrop, as managing general partner of the Partnership and as general partner of the Operating Partnerships, filed an action in the Circuit Court for Montgomery County,

Maryland (Case No. 129192-V) seeking declaratory judgment to enforce the termination provision of the Lerner Agreement. That case is pending as of the date hereof.

   Lerner's Proposal to Purchase the Project. By letter dated December 2, 1994 (the "December 2 Letter"), Lerner invited representatives of Three Winthrop and Winthrop Financial Associates ("WFA") to meet with Lerner and representatives of Greenbelt, to discuss an offer to purchase all of the Partnership's interest in the Operating Partnerships. The December 2 Letter enclosed a copy of a letter on the letterhead of Greenbelt dated December 2, 1994 (the "Cohen Letter") to Three Winthrop and WFA from Edward L. Cohen, an associate of Lerner ("Cohen"), enclosing a form of the Lerner Purchase Agreement. Cohen also sent to Three Winthrop and WFA a letter dated December 16, 1994 requesting prompt consideration of Lerner's offer.

   The December 2 Letter also enclosed preliminary copies of consent solicitation materials dated December 2, 1994 from Lerner (the "December 2 Solicitation"), stated to have been sent to the Limited Partners and filed with the SEC. The December 2 Solicitation contemplated seeking the approval of Limited Partners holding more than 50% of the Units to a dissolution of the Partnership.

   The Lerner Purchase Agreement, subject to its terms and conditions, essentially would provide for the sale of the Partnership's interest in the Operating Partnerships for $19,797,778 plus the payment of an assumption fee (the "Assumption Fee") equal to 1% of the outstanding principal amount of the New Mortgage Loans outstanding on the date of assumption of the New Mortgage Loans by Greenbelt, subject to certain adjustments. Closing under the Lerner Purchase Agreement would be conditioned on (i) approval by Limited Partners holding more than 50% of the Units and (ii) approval of the Lender of the assumption of the New Mortgage Loans. The Lerner Purchase Agreement also would require the Partnership to make certain representations and warranties to Greenbelt and to indemnify Greenbelt and the Operating Partnerships against certain liabilities for a period of one year after closing.

   Pursuant to Section 5.6 of the Partnership Agreement, the approval of the Limited Partners holding more than 50% of the Units is required for the disposition of all or substantially all of the Partnership assets.

   Under the terms of the New Mortgage Loans, transfer of the Partnership's interest in the Operating Partnerships is subject to the consent of the Lender. The Lender may not withhold or unreasonably delay its consent, if all of the following conditions are met: (i) the ratio of net cash flow to debt service is at least 1.325; (ii) the outstanding principal balance of the New Mortgage Loans shall be no more than 70% of the fair market value of the Project; (iii) the proposed transferee is a single purpose entity whose sole asset shall be its interest in the Project; (iv) a substitute indemnitor, who meets the Lender's requirements of minimum net worth, assumes the indemnification obligations under the New Mortgage Loans; (v) the Partnership pays a transfer fee equal to 1% of the outstanding principal balance of the New Mortgage Loans to the Lender; and (vi) no more than one such transfer occurs during the term of the New Mortgage Loans. The Lerner Proposal states that if the Lender does not consent to Greenbelt's assumption of the New Mortgage Loans, Greenbelt may withdraw its offer to purchase the Project, seek a price reduction equal to the amount of any prepayment penalty charged by the Lender for a full or partial prepayment of the New Mortgage Loans, or agree to pay the prepayment penalty charged by the Lender. The prepayment penalty could be as large as $5,000,000 upon a full prepayment of the New Mortgage Loans, based on interest rates prevailing on or about January 26, 1995. The amount of the prepayment penalty will fluctuate based on the amount of the New Mortgage Loans prepaid, the remaining term of the New Mortgage Loans and changes in interest rates.

   A dissolution of the Partnership, as contemplated in the Lerner Proposal, would require a forced sale of the Project at an uncertain price. The Lerner Proposal states that Greenbelt will leave open its offer to purchase the Partnership's interest in the Operating Partnerships which own the Project for only 30 days. Pursuant to Section 3.2 of the partnership agreements of each of the Operating Partnerships, Lerner has certain rights of first refusal, which may discourage other potential purchasers from making offers to purchase the Project. Moreover, the Lender may treat a dissolution of the Partnership as a default on the New Mortgage Loans, or may be unwilling to approve an assumption of the New Mortgage Loans by a potential purchaser, either of which would result in acceleration of the New Mortgage Loans (at the option of the Lender) and a prepayment penalty. Lerner has indicated that he will not seek a dissolution of the Partnership unless the Lender waives its right to accelerate the New Mortgage Loans.

   By letter dated December 2, 1994, the Purchaser believes that Lerner requested the Lender to approve an assumption of the New Mortgage Loans by Greenbelt, and to agree not to accelerate the New Mortgage Loans if Lerner obtained the approval of the Limited Partners to cause a dissolution of the Partnership. The Lender's response, by letter dated December 12, 1994, was that although it would be happy to consider Lerner's request for assumption of the New Mortgage Loans, any such request must be made by Three Winthrop, on behalf of the Partnership, in accordance with the loan documents (which requires the Partnership, among other actions, to deposit $100,000 with the Lender). In the same letter, the Lender also stated that it was not prepared at this time to waive its rights to accelerate the New Mortgage Loans upon a dissolution of the Partnership. Three Winthrop has informed the Purchaser that it has decided not to seek the approval of the Lender for Greenbelt's assumption of the New Mortgage Loans while this Offer is outstanding.

   By a memorandum dated December 19, 1994 to the Limited Partners, Three Winthrop stated that it was studying the Lerner Proposal and would respond within the next several weeks.

   By letter dated December 20, 1994, counsel for Lerner advised NACC of the Lerner Proposal and Greenbelt's intention to seek consent of the Limited Partners to liquidate and dissolve the Partnership if Three Winthrop does not accept the Lerner Proposal or "negotiate in good faith." By letter dated December 28, 1994, Three Winthrop responded to counsel for Lerner, stating that Lerner should direct all inquiries and correspondence regarding the Lerner Proposal to Three Winthrop as general partner of the Partnership.

   On December 27, 1994, Lerner commenced an action against Three Winthrop in the United States District Court for the District of Maryland, Southern Division (DK(94-3601)). The complaint alleges that the Partnership is obligated to distribute to Lerner a percentage of the revenues of the Operating Partnerships and that Three Winthrop, in breach of its fiduciary duty, has not made distributions that were due and owing to Lerner and requests an accounting and award of damages Lerner believes to be "well in excess of $50,000." Three Winthrop has advised the Purchaser that prior to filing this lawsuit, Lerner had not challenged the Partnership distribution policy, which has been consistently applied by the Partnership since 1987. Three Winthrop has advised the Purchaser that it is preparing a response to the complaint. If Lerner is successful in this claim, the Partnership will be required to make a cash distribution to Lerner, which distribution will reduce the amount available for distribution to Limited Partners.

   On January 9, 1995, Three Winthrop met with representatives of Lerner at his request. At that meeting Lerner's representatives reiterated Lerner's interest in purchasing the Partnership's interest in the Operating Partnerships and requested that Three Winthrop recommend such a sale to Limited Partners. Three Winthrop responded by stating that it was studying the Lerner Proposal, and thus was not ready to make a recommendation to Limited Partners. Lerner's representatives then inquired as to how Three Winthrop would go about evaluating the Lerner Proposal, how long it would take Three Winthrop to complete its evaluation and whether Three Winthrop believed it necessary to market the Project to third parties in order to determine if the price offered by Lerner was fair. Three Winthrop's response was that it was evaluating the Lerner Proposal based on its independent analysis of the Project's current value, the prospects for its future appreciation in value and the impact that a sale of the Project, both today and in the future, may have on Limited Partners. Three Winthrop also requested copies of two appraisals recently commissioned by Lerner to assist in Three Winthrop's analysis, and stated that its analysis should be completed in two weeks. As to the question concerning marketing the Project to third parties, Three Winthrop expressed its belief that such a marketing program would be difficult given Lerner's right of first refusal on a sale of the Project, but could be appropriate under certain circumstances. Finally, Lerner's representatives requested a copy of the appraisal commissioned by Three Winthrop in 1992 while pursuing a refinancing of the Project's mortgage loan, and an up-to-date list of the names and addresses of Limited Partners. Three Winthrop agreed to consider providing this information to Lerner in exchange for Lerner providing his two recent appraisals to Three Winthrop. Such an exchange of information occurred on January 11, 1995.

   On January 19, 1995, Lerner mailed definitive consent solicitation materials to Limited Partners seeking their approval for a dissolution of the Partnership. On January 21, 1995 Lerner sent to the Limited Partners a follow-up letter to such consent solicitation materials. On January 24, 1995, Three Winthrop advised the Limited Partners by letter that it would shortly advise the Limited Partners of its response to the consent solicitation. Subsequently, Three Winthrop decided, and so advised the Purchaser, that it is not currently taking a position with respect to the Lerner Proposal. Similarly, Three Winthrop has advised the Purchaser that it is not expressing an opinion or taking a position with respect to this Offer.

   Certain Matters Relevant to the Consent Solicitation. As indicated in the "INTRODUCTION," the purpose of this Offer is to provide the Limited Partners with an alternative to the Lerner Proposal or liquidation of the Partnership and a sale of the Project to a third party. The Purchaser believes that Limited Partners may find this Offer an attractive way to liquidate their investment in the Partnership and a more attractive alternative than the Lerner Proposal or a possible liquidation of the Partnership and a sale of the Project to a third party. As indicated in the "INTRODUCTION," the Purchaser believes that this Offer compares favorably to the Lerner Proposal because it provides higher Cash Consideration per Unit, more flexibility, and greater price certainty to each individual Limited Partner and is more likely to close on a timely basis.

DETERMINATION OF THE CASH CONSIDERATION

   The Cash Consideration represents the total price at which the Purchaser is willing to purchase Units and was established after considering the factors described below. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Cash Consideration and Three Winthrop has advised the Purchaser that no special committee of the Partnership or the General Partners has approved this Offer and no such special committee or independent person has been retained to act on behalf of the Partnership or the Limited Partners in connection with this Offer. The Purchaser believes the Cash Consideration is fair to the Limited Partners for the reasons set forth below. Other measures of value of Units may be relevant to Limited Partners. Limited Partners are urged to consider carefully all of the information contained in this Offer to Purchase and to consult with their own advisors, including tax and financial advisors, in evaluating the terms of this Offer before deciding whether to tender their Units.

   Offers from Non-Affiliates.. The Purchaser is not aware of any offers being made to purchase Units in the last eighteen months. The Purchaser is, however, familiar with the Lerner Proposal in which Lerner made an offer to purchase the Partnership's 90% general partnership interest in the Operating Partnerships. The price offered in the Lerner Proposal is $19,797,778 plus 1% of the outstanding balance of the New Mortgage Loans (approximately $618,486) for the Assumption Fee payable to the Lender. The consummation of the Lerner Proposal would result in the liquidation of the Partnership and a cash distribution to Limited Partners, which Lerner estimates to be approximately $30,200 per Unit. The Lerner Proposal also contemplates that Limited Partners would receive the cash distribution from 1994 Partnership operations, which Three Winthrop has estimated to be $2,000 per Unit. Thus, the Lerner Proposal estimates the total value of such proposal per Unit to be approximately $32,200, assuming the satisfaction of all contingencies to such proposal.

   One contingency contained in the Lerner Proposal is for the Lender's approval of the assumption of the New Mortgage Loans. If the Lender does not grant such approval, the Lerner Proposal indicates that Lerner may seek a price reduction in an amount equal by any prepayment penalty charged by the Lender upon the prepayment of the New Mortgage Loans. If the Lender required the prepayment of the entire New Mortgage Loans today, the prepayment penalty would equal approximately $5,000,000 in the aggregate, which would reduce the total value of the Lerner Proposal by approximately $5,890 per Unit. Given the conditions specified in the loan documents governing the New Mortgage Loans for evaluating an assumption request and the performance of the Project in recent periods, the Purchaser believes that the Lender might be able to argue that the Lender is not required to act reasonably in respect of any assumption request relating to the Lerner Proposal. If the Lender does not approve the Lerner Proposal or a third-party purchase transaction, any such transaction would require that a new source of mortgage or other financing be found and that the Lender receive a prepayment penalty of up to $5,000,000.

   Appraisals Rendered by Third Parties. The Purchaser has not engaged an appraiser to estimate the current fair market value of the Units or the Project in connection with this Offer. In addition, the Purchaser is not aware of any third-party appraisals of the Units or the Project being completed in the past twelve months at the request of the Partnership. The Purchaser has, however, reviewed three independent appraisals of the Project, two of which Lerner obtained in September 1994 in connection with the Lerner Proposal and one of which was obtained by the Partnership in August 1992 in connection with obtaining the New Mortgage Loans. One appraisal obtained by Lerner was performed by Price Waterhouse LLP and estimated the Project's value, as of September 12, 1994, at: (a) $88,500,000, assuming an all cash transaction and a market level management fee; and (b) $84,600,000, assuming the assumption of the New Mortgage Loans and the existing management fee arrangements. The second appraisal obtained by Lerner was performed by Lipman Frizzell & Mitchell LLC and estimates the Project's value, as of September 8, 1994, at: (a) $85,430,000, assuming an all cash transaction and a market level management fee; and (b) $78,410,000, assuming the assumption of the New Mortgage Loans and the existing management fee arrangements. Selected pages of these two appraisals are attached to the Tender Offer Statement on
Schedule 14D-1 filed by the Purchaser with the SEC, and full copies of these appraisals are available upon request made to the Information Agent.

   The appraisal obtained by the Partnership was performed by Arthur Andersen & Co. and estimated the Project's value, as of August 1992, at $97,000,000, assuming an all cash transaction and a market level management fee. The Purchaser believes that the $97,000,000 value estimated by Arthur Andersen & Co. in such appraisal is not a reasonable estimate of the current fair market value of the Project because such appraisal was performed in 1992 and, consequently, the Purchaser believes that the assumptions made by Arthur Andersen & Co. in determining the appraised value no longer reflect the underwriting criteria which would be used by prospective buyers.

   The Lerner Proposal claims that its projected cash distribution to Limited Partners is approximately equal to the distribution that would result from a sale of the Project to a third party for $88,505,500, and a subsequent liquidation of the Partnership. The Lerner Proposal makes this assertion based on an assumed sale price of the Project of $88,505,500, subtracting the outstanding balance of the New Mortgage Loans of $62,000,000 and assumed closing costs of $3,814,589, and distribution of the remaining balance of $22,690,911 according to the sharing arrangements of the Operating Partnerships ($2,893,091 to Lerner and $19,797,820 to the Partnership). The amount distributed to the Partnership under these assumptions ($19,797,820) equals the price offered in the Lerner Proposal. The assumed closing costs of $3,814,589 consist of: (a) an Assumption Fee payable to the Lender of $620,000 (1% of $62,000,000); (b) a sale commission of $885,055 (1% of
$88,505,500); (c) transfer and recording taxes of $2,159,534; and (d) legal and other out-of-pocket costs to the Partnership of $150,000.

   The Purchaser believes that the $88,500,000 value estimated by Price Waterhouse LLP and the $85,430,000 value estimated by Lipman Frizzell & Mitchell LLC are reasonable appraisals of the current fair market value of the Project. The Purchaser believes that the discounted values estimated by each of these appraisers relating to the existing financing and management arrangements are not relevant to the price that a third party would pay for the Project because a third-party buyer would not assume the existing fee arrangements, and because the New Mortgage Loans bear interest at a rate that is no longer higher than current market levels. The Purchaser also believes that a sale of the Project to a third party for $88,505,500 may actually produce a higher cash distribution (a total of $40,444 per Unit assuming that, consistent with the Lerner Proposal, such a buyer could assume the New Mortgage Loans upon payment of a 1% assumption fee) to Limited Partners than the distribution estimated by the Lerner Proposal (a total of $32,200 per Unit). The difference is due to two items. First, it is the Purchaser's belief that, while Lerner has proposed otherwise, a third-party buyer would be willing to: (a)(i) purchase interests in the Operating Partnerships instead of fee simple title to the Project and thus avoid certain transfer and recording taxes (estimated in the Lerner Proposal to be $2,159,534) and
(ii) pass on at least half of the savings ($1,079,767) to the Partnership; and (b) agree to closing adjustments which are more favorable to the Partnership than those specified in the Lerner Purchase Agreement (these include (i) the difference between the December 31, 1994 balance of the New Mortgage Loans ($61,848,601) and the amount used by Lerner ($62,000,000) and
(ii) $2,800,000 of escrows held by the Lender which Lerner proposes to assume but for which he would not make a payment to the Partnership). By reason of these adjustments, the Purchaser believes that the cash distribution to the Limited Partners following such a third-party sale could be approximately $3,520,000 in total or approximately $5,417 per Unit more than the cash distribution estimated by Lerner in connection with the Lerner Proposal. Second, the Purchaser believes that unrestricted cash reserves of the Operating Partnerships, escrows held by the Operating Partnerships and other miscellaneous adjustments could result in a larger cash distribution to the Limited Partners following such a third-party sale of approximately $1,835,000 in total or approximately $2,827 per Unit.

   The Purchaser's Pro Forma Liquidation Analysis. The Purchaser is offering to purchase Units and is not offering to purchase the Project. Because the Units are a relatively illiquid investment, the Purchaser does not believe that the potential value produced by a sale of the Project and a subsequent liquidation of the Partnership reflects the current fair market value of the Units. Conversely, the projected value to be realized upon liquidation is clearly a relevant factor in determining the price that a prudent purchaser would offer for the Units. Set forth below is the Purchaser's pro forma analysis of the value each Limited Partner might receive upon an orderly liquidation.

   For the pro forma liquidation analysis, the Purchaser first estimated the current market value of the Project. The Purchaser did this by capitalizing, at a 9.75% rate, the Project's estimated operating cash flow (prior to debt service payments) for calendar year 1994 as adjusted for underwriting standards generally used by buyers of apartment properties. This measure of operating cash flow, estimated to be $8,670,000, was constructed by (i) annualizing the actual net operating income of the Project for the eleven months ended November 30, 1994 (approximately $9,170,000, which includes approximately $429,000 for carpeting expenditures, but excludes approximately $330,000 in fees payable to Three Winthrop for providing asset management services and administering the affairs of the Operating Partnerships and the Partnership), (ii) increasing such amount by (a) $140,000 per year to adjust recurring carpeting expenditures to $100 per apartment unit, and (b) $230,000 per year to reflect projected cost savings which result from replacing the Lerner Corporation as property management agent and (iii) reducing such amount by estimated recurring non-revenue generating capital improvements of $870,000 per year ($300 per apartment unit). The value obtained by capitalizing operating cash flow was then reduced by $1,000,000, the estimated cost to cure the Project's deferred maintenance, to obtain the $87,890,000 estimate of current market value.

   The Purchaser then estimated the cash distribution that Limited Partners would receive if the Project were sold for such a market value and the Partnership were subsequently liquidated. The Purchaser did this by taking the $87,890,000 estimated market value, adjusting it for the impact of standard closing adjustments between buyer and seller (estimated to produce a $3,070,000 credit to the Partnership, consisting of $2,800,000 of escrows held by the Lender and $270,000 of prepaid real estate taxes net of accrued expenses), and subtracting from such amount the following items: (a) the outstanding balance of the New Mortgage Loans as of December 31, 1994 ($61,848,601); (b) the 1% Assumption Fee payable to the Lender ($618,486);
(c) a brokerage commission of 1% of the sale price ($878,900); (d) half the transfer tax liability ($1,070,000, based on the assumption that the tax savings enjoyed as a result of the transfer of partnership interests instead of realty interests would be shared equally with the buyer); and (e) $150,000 for the estimated legal and other out-of-pocket costs associated with negotiating a purchase and sale contract, completing consent solicitation materials and winding up the affairs of the Operating Partnerships. The remaining balance of $26,390,000 was combined with the $3,170,000 in unrestricted cash reserves held by the Operating Partnerships (which reserves included the cash available for distribution from 1994 Partnership operations, which Three Winthrop estimates to be $2,000 per Unit) and was allocated to Lerner ($3,770,000) and the Partnership ($25,790,000) in accordance with the sharing arrangements specified in the partnership agreements for each of the Operating Partnerships. The $25,790,000 of proceeds allocated to the Partnership was assumed to be distributed to the Limited Partners, Three Winthrop and Linnaeus-Lexington in accordance with the Partnership Agreement. The resulting cash distribution to Limited Partners was estimated to be $39,640 per Unit if the Project were sold and an orderly liquidation conducted.

   Limited Partners should note that these estimates do not take into account a contingent asset and a contingent liability of the Partnership. The contingent asset consists of a potential refund of $870,000 of transfer taxes paid under protest by the Partnership in connection with obtaining the New Mortgage Loans. The Partnership has appealed this payment, which, if refunded, would increase the proceeds available upon a liquidation by approximately $1,170 per Unit. The contingent liability consists of over $50,000 of cash distributions made by the Partnership, which Lerner has alleged in a complaint filed against Three Winthrop should have been distributed to him. If Lerner's claim is successful it would have the effect of reducing the cash distribution to Limited Partners in the liquidation analysis by over $70 per Unit. Finally, the above does not consider any reserve that the Partnership would have to maintain for any representations, warranties or indemnities that a buyer may require the Partnership to make.

   The Purchaser's pro forma liquidation analysis is merely theoretical and does not in itself reflect the value of Units because: (a) there is no assurance any such liquidation in fact will occur in the foreseeable future; and (b) any liquidation in which the estimated value described above might be realized would take an extended period of time (at least three and up to twelve months), during which time the Partnership and its partners would continue to be exposed to the risk of fluctuation in the Project's value because of changing market conditions and other factors. Any sale of the Project to a third party would have to take into account: (a) the size of the Project, which could make it a less marketable property, as there are a limited number of buyers who have the financial means to purchase apartment properties containing 2,899 units; and (b) the existence of Lerner's right of first refusal which is an encumbrance that may have a negative effect on marketability because buyers may be reluctant to pursue an acquisition of a property for which another party has such an option.

   Based on the foregoing, the Purchaser believes that the current market value of Units is probably less than the hypothetical liquidating distribution. Conversely, there is the possibility that the value realized in an orderly liquidation may be higher than the amounts referred to above, and possibly substantially higher. The value could increase if the operating cash flow of the Project improves or if a buyer applies a lower capitalization rate to reflect its willingness to accept a lower initial rate of return. There are many factors which could cause either, or both, of these events to occur. A 5% increase or decrease in the Project's value would produce a corresponding $5,780 per Unit increase or decrease in the cash distribution to Limited Partners. Furthermore, the liquidation analysis is based on a series of assumptions, some of which may not be correct. Accordingly, this analysis should be viewed as merely indicative of the Purchaser's approach to valuing Units and not as in any way predictive of the likely result of any future transactions.

   Finally, on a limited and sporadic basis, Three Winthrop has provided valuation estimates of Units for divorce settlements, and to estates and tax-exempt investors that own Units. According to information obtained from Three Winthrop, during 1993 and 1994 Three Winthrop provided a value of $23,400 per Unit. This estimate is probably not a reliable measure of value because Three Winthrop has indicated that, in estimating such a value, it performs only a rough estimate of a liquidation analysis and applies a discount factor for the lack of liquidity associated with Units.

   The Purchaser's Going Concern Analysis. The Purchaser has performed a going concern analysis of the Partnership for the purpose of estimating the cash available for distribution and the total pre-tax return that may accrue to the benefit of Limited Partners. These amounts are then compared with dividend distributions and total pre-tax returns available from alternative equity investments in real estate to arrive at an estimated value for the Units. Cash available for distribution is defined by the Purchaser as the Limited Partner's allocable share of the Operating Partnerships' actual operating cash flow (after debt service payments). This measure of operating cash flow of the Operating Partnerships equals the net operating income of the Project minus asset management and partnership administration fees payable to Three Winthrop and its affiliates, capital improvements, interest and principal payments on the New Mortgage Loans and additions to (withdrawals from) reserves. The total pre-tax return to Limited Partners is their allocable share of cash available for distribution plus principal payments on the New Mortgage Loans and additions to (withdrawals from) reserves.

   The table below shows the Purchaser's estimates for cash available for distribution and total pre-tax returns for Limited Partners for the period 1994 through 1996. The estimates for 1995 and 1996 reflect the Purchaser's prediction of future operating results which may or may not prove to be accurate. The estimates are also not intended to predict the actual cash distributions which the Partnership will make to Limited Partners in any particular year. The Partnership may choose to suspend distributions in any one year, or distribute more or less than the cash available for distribution from any one year of Partnership operations. Three Winthrop has advised the Purchaser that it anticipates making a distribution from 1994 operations to Limited Partners of $2,000 per Unit, which will not be made until after the expiration of this Offer. If actual distributions to Limited Partners are more or less than the cash available for distribution from any one year, the amount of the reserves held by the Partnership will change. The following table uses the Cash Consideration being offered by the Purchaser to acquire Units, $36,000 per Unit, when calculating percentage returns.

                                                       ESTIMATED     PROJECTED     PROJECTED
                                                          1994          1995          1996
                                                     ------------  ------------  ------------
Net Operating Income ............................... $9,170,000    $9,712,000    $9,731,000
Minus:
 Asset Management Fee ..............................    227,000       240,000       240,000
 Administration Fee ................................    100,000       100,000       100,000
 Capital Improvements ..............................    767,000     1,500,000     1,000,000
 Mortgage Interest .................................  5,788,000     5,714,000     5,611,000
 Mortgage Principal ................................    712,000       982,000     1,182,000
 Additions to (Withdrawals from) Reserves  .........    (23,000)     (145,000)      105,000
                                                     ------------  ------------  ------------
Equals: Operating Cash Flow of Operating
 Partnerships ...................................... $1,599,000    $1,321,000    $1,493,000
Cash Available for Distribution to Limited Partners
 (per Unit) ........................................ $    2,207   $     1,627   $     1,892
As a % of $36,000 ..................................      6.13%         4.52%         5.26%
Total Pre-Tax Return to Limited Partners (per Unit)  $    3,024   $     2,797   $     3,623
As a % of $36,000 ..................................      8.40%         7.77%         10.06%

   The Purchaser believes that dividend yields and total pre-tax returns available for alternative equity investments in real estate are generally higher than those which the Purchaser expects to realize in 1995 and 1996 from the Partnership. Based on available information, the Purchaser believes that dividend yields for publicly traded equity real estate investment trusts ("Equity REITs") averaged approximately 8.0% per year as of December 30, 1994, and Wall Street analysts generally project Equity REITs to provide total pre-tax returns (dividends plus appreciation in share price) of 12% to 15% per year. Less liquid real estate securities and direct equity investments in real estate generally offer higher pre-tax total returns than REITs. Projected returns for such investments range from 10% to in excess of 30% per year, depending on the level of risk associated with such investment. Based on the high degree of risk and illiquidity of investments similar to the purchase of Units, investors generally expect to receive returns at the higher end of such range. The Purchaser is willing to accept a lower return on its investment because, if the Lerner Proposal is not approved and/or if the Project is not sold, Three Winthrop and its affiliates (which are affiliates of the Purchaser) (i) would continue to receive their asset management and partnership administration fees (approximately $340,000 in 1994) and (ii) plan to replace Lerner as the property manager for the Project and receive a 3% property management fee (estimated at $680,000 per year based on 1994 revenues).

   Trading History of Units. Secondary sales activity for Units has been limited and sporadic. According to information obtained from Three Winthrop, there have been only two arm's-length sales of Units in the past three years. One sale took place in 1992 at an undisclosed price. The other sale was of one-half Unit on December 1, 1994 at a price of $13,500 per Unit. The 1994 sale is probably not a reliable measure of value because of the limited and inefficient nature of the market for Units. At present, however, privately negotiated sales are the only means available to Limited Partners to liquidate their investment because the Units are not listed or traded on any exchange or quoted on any NASDAQ list or system.

   Net Book Value of Units. The net book value of the Units at September 30, 1994 was approximately $9,738 per Unit. The Purchaser did not consider net book value a meaningful figure in determining the

Cash Consideration because the depreciation expense recognized since the original acquisition of the Project, in accordance with generally accepted accounting principles, overstates the actual deterioration of its physical condition.

   The Purchaser did not assign any specific or relative weights to the particular factors discussed above and each factor was considered as part of the whole in reaching a conclusion as to the fairness of the Cash Consideration. Based on the analyses described above and the Purchaser's belief that this Offer compares favorably to the Lerner Proposal for the reasons discussed in the "INTRODUCTION" to this Offer to Purchase, the Purchaser believes the Cash Consideration is fair to the Limited Partners.

PURPOSE AND EFFECTS OF THIS OFFER

   As indicated in the "INTRODUCTION," the purpose of this Offer is to provide the Limited Partners with an alternative to the Lerner Proposal or a liquidation of the Partnership and a sale of the Project to a third party. The Purchaser believes that Limited Partners may find this Offer an attractive way to liquidate their investment in the Partnership and a more attractive alternative than the Lerner Proposal or a possible sale of the Project to a third party. As indicated in the "INTRODUCTION," the Purchaser believes that this Offer compares favorably to the Lerner Proposal because it provides higher Cash Consideration per Unit, more flexibility, and greater price certainty to each Limited Partner and is more likely to close on a timely basis.

   Limitations on Resales. Section 7.2(D) of the Partnership Agreement prohibits transfers of Units where the transfer, when considered with all other transfers during any twelve-month period, would cause a termination of the Partnership for federal income tax purposes (such a termination would occur when 50% or more of the outstanding interests in the Partnership (limited and general) are transferred in a twelve-month period). Consequently, sales of Units on the secondary market in private transactions for the twelve-month period following completion of this Offer may be limited. Unless and until Section 7.2(D) is eliminated, the Partnership will not process any requests for recognition of substitution of Limited Partners upon an attempted transfer of Units during such twelve-month period and such attempted transfers will be deemed void if any such transfer would cause a termination of the Partnership for federal income tax purposes. See "THE OFFER -Section 6. Certain Federal and State Tax Consequences." In determining the structure of this Offer, including the number of Units which may be purchased upon consummation of this Offer and the terms of the Loan, the Purchaser took the restriction into account so as to permit normal historical levels of transfers to occur. Under certain conditions, the Purchaser may seek to amend the Partnership Agreement to permit resales which would cause a termination of the Partnership for federal income tax purposes. See "SPECIAL FACTORS--Future Plans."

   Based on information provided by Three Winthrop, since January 1, 1992, there have only been two transfers of Units to non-affiliates in arm's-length transactions. All other transfers have been made by reason of death, divorce settlements or to relatives or affiliates of the Limited Partners. During 1992, there were 20 transfers involving a total of 20 Units. During 1993, there were 22 transfers involving a total of 18.3 Units. Through December 31, 1994, there were 17 transfers, involving a total of 14 Units.

   Certain Effects on Trading Market; Exchange Act Registration. There is no established public or other trading market for the Units and, therefore, a mere reduction in the number of Limited Partners should not materially further restrict the Limited Partners' ability to find purchasers for their Units. The Units are currently registered under the Exchange Act. Registration of the Units under the Exchange Act may be terminated upon application of the Partnership to the SEC if there are fewer than 300 holders of Units of record. Termination of registration of the Units under the Exchange Act would eliminate the requirement to make periodic filings with the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy or information statement pursuant to Section 14(a) and the requirements of Rule 13e-3 with respect to "going private" transactions, no longer applicable to the Partnership. It is the present intention of the Purchaser to seek to cause the Partnership to make such an application for termination of registration of the Units as soon as possible if the requirements for termination of registration are met. Based on information furnished to the Purchaser by the Partnership, if between 47.15% and 50.5% of the Units are validly tendered pursuant to this Offer, consummation of this Offer could result in termination of the requirements for registration of the Partnership and, if more than 50.5% of the Units are tendered pursuant to the Offer, the requirements for registration of the Partnership could be met upon repayment of Loans by the transfer of Retained Portions.

   Influence on Limited Partner Voting Decisions by the Purchaser; Effect of Affiliation with Three Winthrop. The Purchaser will have the right to vote the Units purchased. As a result, the Purchaser could be in a position to significantly influence all voting decisions with respect to the Partnership. This could (i) prevent nontendering Limited Partners from taking action they desire but that the Purchaser opposes and (ii) enable the Purchaser to take action desired by the Purchaser but opposed by nontendering Limited Partners. Pursuant to the Partnership Agreement, the consent of the holders of a majority of the Units is required to, among other things, (a) approve the removal of any general partner, or the admission of any person as an additional or substitute general partner, (b) approve certain transactions, including the sale, exchange, liquidation or other disposition of all or substantially all of the assets of the Partnership, (c) dissolve the Partnership and (d) subject to certain limitations, amend the Partnership Agreement. When voting on such matters, the Purchaser will vote the Units acquired pursuant to this Offer in its interest, which, because of its affiliation with Three Winthrop, may also be in the interest of Three Winthrop.

FUTURE PLANS

   The Purchaser is acquiring Units pursuant to this Offer for investment purposes. Subject to the limitation on resales discussed in the preceding section, following the completion of this Offer, the Purchaser may acquire additional Units. Any such acquisition may be made through private purchases, upon repayment of a Loan by surrender of the Retained Portion, through one or more future tender offers, or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to this Offer. The Purchaser does not have any present plans or intentions with respect to a liquidation or sale of assets of the Partnership or refinancing of the Project.

   If the Purchaser acquires, pursuant to the Offer, more than 50% of all outstandingUnits, it may seek to amend the Partnership Agreement to permit transfers of Units in excess of the amount which would cause a tax termination of the Partnership. If any such amendment becomes effective, the Loan will become due upon demand of the Purchaser. See "THE OFFER--Certain Federal and State Income Tax Consequences."

   Three Winthrop has advised the Purchaser that possible transactions Three Winthrop may consider in the future on behalf of the Partnership include (i) refinancing or reduction of existing indebtedness of the Partnership; (ii) increasing the frequency of cash distributions to Limited Partners or reducing the amount of unrestricted reserves held by the Partnership through a cash distribution to Limited Partners; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the Partnership. If any such transaction is effected by the Partnership and financial benefits accrue to the Limited Partners in the Partnership, the Purchaser will participate in those benefits to the extent of its ownership of Units.

   Three Winthrop has advised the Purchaser that it anticipates that upon termination of the Lerner Agreement, it will engage an affiliate of the Purchaser, Winthrop Management ("Winthrop Management"), to act as exclusive leasing agent and property manager of the Project as successor to Lerner Corp. Three Winthrop has advised the Purchaser that it expects that the management contract with such affiliate will provide for a fee of 3.0% of gross collections (plus customary expense reimbursement). Three Winthrop anticipates that the change in management agent will reduce the Project's operating expenses. Further, Three Winthrop has advised the Partnership that the Lender has already granted its approval for Three Winthrop or one of its affiliates to assume the property management responsibilities.

   The Purchaser believes that the management of the Project will become more effective once Winthrop Management assumes the property management functions, which have been performed by Lerner Corp. since the Partnership acquired its 90% interest in the Project in 1985. Lerner Corp. is presently responsible for property management functions, which include managing employees, attracting new tenants, completing repairs and improvements to the Project, managing revenues and expenses and preparing financial statements and reports. Winthrop Management is responsible for the asset management function, which involves approving major decisions that impact the Project's performance or its financial condition. The Purchaser believes that combining these two functions will result in better communication and decision-making, and improved performance. Winthrop Management employees who will assume property management responsibilities are currently located at the Project and are familiar with all aspects of its operations.

   Three Winthrop has advised the Purchaser that it intends to terminate the Lerner Agreement as of the earliest date possible, which Three Winthrop believes to be January 31, 1995. Lerner Corp. has contested Three Winthrop's right to terminate the contract effective January 31, 1995, causing Three Winthrop to seek a declaratory judgment in court affirming such termination date. The court has yet to rule on the matter.

                                  THE OFFER

   SECTION 1. TERMS OF THIS OFFER. Under the terms of this Offer, the Purchaser will pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 5:00 p.m., New York time, on March 2, 1995, unless the Purchaser shall have extended this Offer and, in such event, the term "Expiration Date" shall mean the latest time and date on which this Offer, as so extended, shall expire.

   If, prior to the Expiration Date, the Purchaser shall increase the Cash Consideration offered to Limited Partners pursuant to this Offer, such increased Cash Consideration will be delivered in respect of all Units accepted pursuant to this Offer, whether or not they were tendered prior to such increase.

   This Offer is conditioned on satisfaction of certain conditions. See
Section 11, which sets forth in full the conditions of this Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions.

   This Offer to Purchase and the related Letter of Transmittal are being mailed by the Purchaser to Limited Partners or beneficial owners (in the case of Individual Retirement Accounts and qualified plans) of Units of record as of February 1, 1995.

   If 50.5% or less of the outstanding Units are validly tendered and not withdrawn, each tendering Limited Partner will receive, upon consummation of this Offer, $36,000 per Unit in Cash Consideration for each Unit (or a pro rata portion thereof for each fractional Unit) so tendered. If more than 50.5% of the outstanding Units are validly tendered and not withdrawn, each tendering Limited Partner will receive the same amount of Cash Consideration with respect to each Unit or fractional Unit so tendered, but will receive a portion of the Cash Consideration in Purchase Proceeds and the balance of the Cash Consideration as Loan Proceeds.

   The portion of the Cash Consideration payable at the consummation of this Offer to each tendering Limited Partner which will constitute Purchase Proceeds will be $36,000 multiplied by the quotient of (A) 50.5% divided by
(B) a fraction, the numerator of which is the number of Units validly tendered and not withdrawn and the denominator of which is the number of outstanding Units on the date of consummation of this Offer. The balance of the Cash Consideration payable to each tendering Limited Partner at the consummation of this Offer will constitute the Loan Proceeds payable to such tendering Limited Partner.

   Each Loan will bear interest at the rate of 9% per annum. Interest and principal will not be due and payable prior to the scheduled maturity date of the Loan, except that the Loan shall become due upon certain bankruptcy events of the Limited Partner and, in certain circumstances, on the demand of the Purchaser and any distributions in respect of a Retained Portion are required to be applied to pay outstanding amounts of interest and principal. Each Loan will mature by its terms on the date that is one year and one day after the purchase of Units pursuant to this Offer, and will be payable, at the election of the Limited Partner, either by surrender to the Purchaser of the Retained Portion or, at the sole option of the Limited Partner party thereto, by payment of cash in the principal amount of its Loan plus accrued interest thereon.

   Each Loan may be prepaid in cash at any time by the Limited Partner party thereto and prepayment will be mandatory upon the demand of the Purchaser if and when the restrictions on transfer of Units set forth in Section 7.2(D) have been eliminated by an amendment to the Partnership Agreement. Any distribution payable to a Limited Partner in respect of its Retained Portion will be applied at the time such distribution is made first to accrued interest on its Loan and then to the principal amount of such Loan and any amounts remaining after such application will be remitted to such Limited Partner. Each Limited Partner will agree not to exercise its voting rights in favor of a dissolution of the Partnership or for any purpose inconsistent with the terms or purpose of the Loan or in a manner which may have an adverse effect on the value of the Retained Portion or the Purchaser's rights under the Loan. Each Limited Partner who tenders Units in accordance with this Offer, and does not withdraw such tender in accordance with the terms of this Offer, shall have irrevocably elected to receive the proceeds of the Loan if more than 50.5% of the outstanding Units are validly tendered and not withdrawn and to be bound by the terms of the Loan, including the repayment thereof, the pledge of such Limited Partner's Retained Portion to secure such repayment, the application of distributions made in respect of the Retained Portion and the limitation on voting rights as described above.

   The terms and conditions for each of the Loans are set forth in the form of Note and Security Agreement attached hereto as Annex III, which Annex is incorporated by reference herein in its entirety.

   This Offer does not give rise to appraisal rights and such rights will not be voluntarily afforded to the Limited Partners.

   SECTION 2. PRORATION; ACCEPTANCE OF AND PAYMENT FOR UNITS. The Purchaser will pay for Units validly tendered and not withdrawn in accordance with
Section 4, as promptly as practicable following the Expiration Date by deposit of the aggregate Cash Consideration therefor (including the proceeds of the Loans, if applicable) with the Depository. Under no circumstances will interest be paid on the Cash Consideration by reason of any delay in making such payment.

   In all cases, payment for Units purchased pursuant to this Offer will be made only after timely receipt by the Depository of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and duly executed signature pages for the Note and Security Agreement and any other documents required by the Letter of Transmittal. (See Section 3, "Procedures for Tendering Units.")

   If any tendered Units are not purchased for any reason, such Units not purchased will be retained by the Limited Partners, except that the Retained Portion of each Limited Partner will be held subject to the terms of such Limited Partner's Loan. If for any reason acceptance of, or payment for, any Units tendered is delayed or if the Purchaser is unable to accept, purchase or pay for Units tendered, then the Purchaser may retain tendered Units and such Units may not be withdrawn except to the extent that the tendering Limited Partners are entitled to withdrawal rights as described in Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Cash Consideration in respect of Units tendered or return such Units promptly after termination or withdrawal of this Offer.

   SECTION 3. PROCEDURES FOR TENDERING UNITS.

   Valid Tender. In order for a tendering Limited Partner to participate in this Offer, Units must be validly tendered and not withdrawn on or prior to the Expiration Date. A valid tender requires that a properly completed and duly executed Letter of Transmittal and duly executed signature pages for the Note and Security Agreement and any other documents required by the Letter of Transmittal be actually received by the Depository on or prior to the Expiration Date.

   A Limited Partner may tender all or any portion of its Units held as of the Record Date. Pursuant to Article VII of the Partnership Agreement, the Managing General Partner of the Partnership has agreed in writing to permit the transfer of Units pursuant to this Offer and has approved the admittance of the Purchaser as a substitute limited partner.

   THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON MARCH 2, 1995, UNLESS EXTENDED.

   Signature Requirements. The Letter of Transmittal must be signed by the registered holder of the Units, exactly as the name appears on the register of the Partnership, and payment is to be made directly to that holder at the address indicated on the register. The Note and Security Agreement must also be signed by the registered holder exactly as the name appears on the register of the Partnership.

   THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, THE SIGNATURE PAGE TO THE NOTE AND SECURITY AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS SOLELY AT THE OPTION AND RISK OF THE TENDERING LIMITED PARTNER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITORY. THUS, OVERNIGHT COURIER SERVICE IS RECOMMENDED.

   Backup Federal Income Tax Withholding. To prevent the possible application of backup federal income tax withholding with respect to payment of the Cash Consideration, a tendering Limited Partner must provide its correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal. (See the Instructions to the Letter of Transmittal and Section 6, "Certain Federal and State Income Tax Consequences.")

   FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the amount of the Cash Consideration plus Partnership liabilities allocable to the Units purchased, each Limited Partner must complete the FIRPTA Affidavit included in the Letter of Transmittal concerning its taxpayer identification number and address and stating that it is not a foreign person. (See the Instructions to the Letter of Transmittal and Section 6, "Certain Federal and State Income Tax Consequences.")

   Other Requirements. By executing a Letter of Transmittal, a Limited Partner irrevocably constitutes and appoints the Purchaser as the true and lawful agent and attorney-in-fact of such Limited Partner with respect to Units tendered by such Limited Partner, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to deliver such Units and transfer ownership thereof on the Partnership books maintained by Three Winthrop, together with all accompanying evidences of transfer and authenticity, to or upon the order of the Purchaser and upon receipt by the Depository, as such Limited Partner's agent, of the purchase price in respect of such Units, to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units, all in accordance with the terms of this Offer. Upon the purchase of such Units pursuant to this Offer, all prior proxies and consents given by such Limited Partner with respect thereto will be revoked and no subsequent proxies or consents may be given (and if given will not be deemed effective).

   By executing a Letter of Transmittal, a Limited Partner irrevocably agrees to accept the proceeds of a Loan in respect of its Retained Portion on the terms and conditions set forth in the Note and Security Agreement. Such Limited Partner also directs the Partnership to deliver any and all distributions payable on the Retained Portion to the Purchaser for credit against amounts outstanding in respect of the Loan, and the Purchaser may, in the name and on behalf of such Limited Partner, execute and deliver to the Partnership a written confirmation of such direction.

   In addition, by executing a Letter of Transmittal, a Limited Partner appoints the designees of the Purchaser as its attorneys-in-fact (such appointment being coupled with an interest, and irrevocable) to execute and cause to be filed and recorded any and all documents on behalf of the Limited Partner and to take any and all other actions reasonably deemed necessary by the Purchaser to perfect or continue the perfection of the security interest in the Retained Portion that secures any Loan made to such Limited Partner.

   Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form (including, without limitation, the proper execution of the Note and Security Agreement) or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Unit of any particular Limited Partner, and the Purchaser's interpretation of the terms and conditions of this Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. No tender will be deemed validly made until all defects and irregularities have been cured or waived. Neither the Purchaser, the Information Agent, the Depository nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

   A tender of Units pursuant to any of the procedures described above and the acceptance for payment of such Units will constitute a binding agreement between the tendering Limited Partner and the Purchaser on the terms and conditions of this Offer.

   SECTION 4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, all tenders of Units pursuant to this Offer are irrevocable, provided that Units tendered pursuant to this Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after April 2, 1995.

   For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depository at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

   If purchase of, or payment for, Units is delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under this Offer, tendered Units may be retained by the Purchaser and may not be withdrawn except to the extent that tendering Limited Partners are entitled to withdrawal rights as set forth in this Section 4; provided, however, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Limited Partners the Cash Consideration in respect of Units tendered or return such Units promptly after termination or withdrawal of this Offer.

   Any Units properly withdrawn will be deemed not to be validly tendered for purposes of this Offer. Withdrawn Units may be retendered, however, by following any of the procedures described in Section 3 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser, the Information Agent, the Depository nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

   SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which this Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate this Offer and not accept for payment any Units not already accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in Section 11, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and (iv) to amend this Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to the Limited Partners in a manner reasonably designed to inform Limited Partners of such change in compliance with Rules 14d-4(c) and 14d-6(d) under the Exchange Act. In the case of an extension of this Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

   If the Purchaser makes a material change in the terms of this Offer or the information concerning this Offer or waives a material condition of this Offer, the Purchaser will extend this Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. The SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to Limited Partners, and, if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to Limited Partners and for Limited Partner response. The requirement to extend the offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business-day period generally is required by regulation to allow for adequate dissemination to Limited Partners and response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

   SECTION 6. CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES. The following summary is a general discussion of certain federal income tax consequences of a sale of Units and receipt of a Loan pursuant to this Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of this Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Limited Partner in light of such Limited Partner's specific circumstances or to certain types of Limited Partners subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, and insurance companies), nor does it discuss any state, local, foreign or other tax laws (except Maryland income tax on nonresidents). Sales of Units and/or fractional Units pursuant to this Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH LIMITED PARTNER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF SELLING UNITS AND/OR FRACTIONAL UNITS AND RECEIVING A LOAN PURSUANT TO THIS OFFER.

   In general, a taxable Limited Partner will recognize gain or loss on a sale of Units and/or fractional Units pursuant to this Offer equal to the difference between (i) the Limited Partner's "amount realized" on the sale and (ii) the Limited Partner's adjusted tax basis in the Units sold. The amount of a Limited Partner's adjusted tax basis will vary depending upon such Limited Partner's particular circumstances. The "amount realized" with respect to a Unit sold will be a sum equal to the amount of cash received by the Limited Partner for such Unit pursuant to this Offer plus the amount of Partnership liabilities allocable to such Unit (as determined under Code
Section 752).

   In addition to the allocation of the Partnership's taxable income or loss for 1994, a tendering Limited Partner will be allocated a pro rata share of the Partnership's taxable income or loss for the year of sale with respect to the Units sold in accordance with the provisions of the Partnership Agreement concerning transfers of Units. Such allocation, the allocation for 1994 and any cash distributed by the Partnership to or for the benefit of such Limited Partner for such years will affect the Limited Partner's adjusted tax basis in its Units and, therefore, the amount of such Limited Partner's taxable gain or loss upon a sale of Units pursuant to this Offer. In the case of a Limited Partner that sells less than 100% of its interest in the Partnership pursuant to the Offer, it is unclear whether the allocation of Partnership income or loss for 1995 will affect the basis of the portion sold or instead only the basis in the Retained Portion. IF THE TENDERING LIMITED PARTNERS RECEIVE LOANS, THEY WILL BE ALLOCATED PRO RATA SHARES OF THE PARTNERSHIP'S TAXABLE INCOME OR LOSS AS OWNERS OF THE RETAINED PORTIONS ALTHOUGH THEY MAY NEVER RECEIVE CASH PAYMENTS RELATED TO ANY SUCH TAXABLE INCOME. SUCH TAXABLE INCOME MAY NOT BE OFFSET BY DECREASED GAIN ON SALE OF THE RETAINED PORTIONS OR BY INTEREST DEDUCTIONS IF CASH DISTRIBUTIONS ARE MADE AND APPLIED TO PAY INTEREST THAT MAY BE NONDEDUCTIBLE AS PERSONAL INTEREST.

   The gain or loss recognized by a Limited Partner on a sale of a Unit sold pursuant to this Offer generally will be treated as a capital gain or loss. Such capital gain or loss will be treated as long-term capital gain or loss if the tendering Limited Partner's holding period for such Unit exceeds one year. Under current law, long-term capital gains of individuals and other noncorporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a noncorporate taxpayer can carry forward such losses indefinitely); in addition, corporations are allowed to carry back excess capital losses to the three preceding taxable years, provided such carryback does not increase or produce a net operating loss for any such year.

   If any portion of the amount realized by a Limited Partner on a sale of Units pursuant to this Offer is attributable to "unrealized receivables" (which term includes depreciation recapture) or "substantially appreciated inventory" as defined in Code Section 751, then a portion of the Limited Partner's gain or loss may be ordinary rather than capital. Based on the results of Partnership operations through December 31, 1994, it is estimated that the portion of the amount realized attributable to such Section 751 items will be approximately $5,254 per Unit. The actual amount of such
Section 751 items will be identified in a statement provided by the Partnership to the Limited Partner on or before January 31, 1996. It is possible that the basis allocation rules of Code Section 751 may result in a Limited Partner's recognizing ordinary income with respect to such items while recognizing a larger capital loss with respect to the remainder of the Units sold, even though such Limited Partner has an overall loss on the sale.

   Under Code Section 469, a noncorporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. A loss recognized by a Limited Partner upon a sale of less than 100% of its Units pursuant to this Offer can be currently deducted (subject to other applicable limitations) to the extent of such Limited Partner's passive income from the Partnership for that year or to the extent of any other passive activity income from that year, and a gain recognized by a Limited Partner upon such sale can be offset by such Limited Partner's current or carryover passive activity losses (if any) from the Partnership or from other sources. If a Limited Partner disposes of 100% of its Units pursuant to this Offer, such Limited Partner generally will be able to deduct its remaining passive activity losses (if any) from the Partnership that could not previously be deducted by such Limited Partner due to the foregoing limitation.

   Based on the estimated results of Partnership operations through December 31, 1994, it is estimated that a Limited Partner who tenders Units that were acquired by such Limited Partner on February 15, 1985, utilized the deferred payment method for making capital contributions to the Partnership, and is subject to federal income tax at the rate of 28% on long-term capital gains and 39.6% on other income, will recognize income and gain per Unit sold, and incur federal income tax per Unit sold, as indicated in the following chart. Separate figures are provided assuming that the Limited Partner has no "suspended" passive activity losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily provided "phase-in" amounts) and assuming that the Limited Partner has the maximum amount of "suspended" passive activity losses from the Partnership. The figures in the chart are shown on a per Unit basis and are based on the assumption that the Limited Partner sells 100% of its Units, so that its remaining "suspended" passive activity losses should be deductible from other income subject to any other applicable limitations. If more than 50.5% of the outstanding Units are tendered, no tendering Limited Partner will be able to sell 100% of its Units upon consummation of this Offer because of proration of the amount of Units to be purchased by the Purchaser. Therefore, if more than 50.5% of the Units are tendered, any Limited Partner with "suspended" passive activity losses will not be able to deduct such amount until its Retained Portion is transferred to the Purchaser upon the maturity of its Loan or otherwise sold.

                                                                     TAX
                                                          TAX     LIABILITY
                                              AMOUNT     RATE     (BENEFIT)
                                           ----------  -------  -----------
Passive Ordinary Income .................. $  5,254    39.6%    $  2,081
Net Passive Long Term Capital Gain  ......   43,421    28.0%      12,158
Taxes Due upon Sale Assuming No Passive
 Losses ..................................                      $ 14,239
Deduction of Maximum Potential Passive
 Activity Carryforward Losses from the
 Partnership .............................  (41,522)   39.6%     (16,443)
                                                                -----------
Net Taxes Due (Benefit) Assuming Maximum
 Passive Activity Carryforward Losses  ...                      $ (2,204)

   A taxable Limited Partner (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Limited Partner provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A Limited Partner may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. If a Limited Partner who is subject to backup withholding does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% from payments to such Limited Partner.

   Gain realized by a foreign Limited Partner on a sale of Units pursuant to this Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Limited Partner unless the Limited Partner properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Limited Partner's TIN, that such Limited Partner is not a foreign person, and the Limited Partner's address. Amounts withheld would be creditable against a foreign Limited Partner's federal income tax liability, and if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

   If the percentage of Units validly tendered and not withdrawn exceeds 50.5% of the outstanding Units, only a pro rata portion of each tendered Unit will be treated by the Purchaser as purchased pursuant to this Offer. The excess of the Purchaser's payments to each tendering Limited Partner over the amounts attributable to the purchased portions of the Units shall be received as the proceeds of nonrecourse Loans secured by a pledge of the Retained Portion. The Purchaser intends to treat the Loans as debt instruments for federal income tax purposes. Nevertheless, a taxing authority may assert that 100% of the tendered Units must be treated as sold pursuant to this Offer. If such an assertion were to prevail, the foregoing discussion of the income tax consequences of sales of Units would be applicable to all Units tendered in their entirety. The remainder of this discussion of the income tax consequences of the Loans assumes that they will be respected as loans.

   The extent to which Limited Partners may be entitled to deductions for interest payable on the Loans is unclear. Personal interest is generally nondeductible, and there are limitations on the deductibility of investment interest. Further, the Loans may be treated as contingent payment instruments. There are no currently effective regulations governing computation of interest or original issue discount on contingent payment debt instruments, and the recently proposed regulations provide that they will apply only to debt instruments issued at least 60 days after adoption of final regulations. Limited Partners should consult their tax advisors with respect to the potential deductibility of interest or original issue discount on the Loans.

   If a Loan is treated as indebtedness incurred by a tax-exempt Limited Partner in acquisition or improvement of property, income from such property may be taxed to the tax-exempt Limited Partner as unrelated debt-financed income within the meaning of Code Section 514. Tax-exempt Limited Partners should consult their tax advisors with respect to the tax consequences of tendering Units pursuant to this Offer.

   A taxable Limited Partner who repays Loans by surrender of its Retained Portion will recognize gain or loss with respect to such Retained Portion under the rules discussed above. The unpaid balance (including interest) of the Loans so repaid would be treated as an amount realized for this purpose.

   Certain State Income Tax Consequences. Under Maryland law, nonresident individuals are taxable in Maryland on that portion of their federal adjusted gross income that is derived from tangible property, real or personal, permanently located in Maryland and on income from a business, trade, profession or occupation carried on in Maryland. Nonresident partners of a partnership with the above described income must report their distributive or pro rata share of income from the partnership on a nonresident Maryland return. The partnership is required to withhold Maryland tax based on 5% of the total distributive or pro rata shares of its nonresident individual partners attributable to income from Maryland sources. Any withholding by the partnership is a credit against the balance due on the individual nonresident return.

   The Lerner Proposal would require the Partnership to withhold tax in the amount of approximately, $2,975 per Unit for the Limited Partners who are non-residents of Maryland. Sales of Units pursuant to this Offer will not give rise to a Maryland income tax withholding requirement by the Partnership. However, gain from the disposition may be considered "derived from" Maryland sources for purposes of determining nonresident taxable income. The Purchaser advises Limited Partners to consult their tax advisors concerning the tax effects of participation in this Offer.

   Certain Tax Consequences of a Tax Termination. If Section 7.2(D) of the Partnership Agreement were amended to eliminate the prohibition on a transfer that would cause a tax termination, such a transfer and termination might occur. It is also possible that a taxing authority might assert that the Loans must be recharacterized as sales and that the Partnership therefore is terminated for income tax purposes on the date of the Loans. While the Purchaser intends to treat the Loans as loans, there can be no assurance that a contrary assertion by a taxing authority would not be sustained. The effect of a tax termination on non-tendering Limited Partners and tendering Limited Partners who retain a portion of their Units subject to a Loan should be a lengthening of the period of time over which the Partnership recognizes depreciation deductions for tax purposes. A tax termination in 1995 would cause a reduction in such deductions by approximately $4,500 per Unit per year over the next eight years and an increase in such deductions by approximately $1,800 per Unit per year for the following nineteen years. A termination of the Partnership for income tax purposes could have the adverse effect on Limited Partners who continue to own Units after such termination and whose tax year differs from that of the Partnership of the inclusion of more than one year of the Partnership's tax items in one tax return of the Limited Partner.

   SECTION 7. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP. The Partnership was formed in 1985 to own and manage the Project through the Operating Partnerships.

   Limited Partners are referred to "SPECIAL FACTORS--Background of this Offer" and to the financial and other information included in the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and the Partnership's Quarterly Report on Form 10-Q for the nine months ended September 30, 1994, which are attached as annexes to this Offer to Purchase and are incorporated herein by reference in their entirety. Such reports and other documents (including the Partnership's Current Report on Form 8K with respect to an event occurring on December 3, 1994) may also be examined, and copies may be obtained at prescribed rates from the main office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048.

   The following table reflects aggregate cash distributions from the Partnership from its inception.

                 AGGREGATE        PER UNIT
 YEAR          DISTRIBUTION*    DISTRIBUTION
- ------        ---------------  --------------
 1986           -0-             -0-
 1987          68,315            100
 1988         300,589            440
 1989         478,211            700
 1990         751,474          1,100
 1991         250,038            366
 1992         250,038            366
 1993           -0-             -0-
 1994           -0-             -0-
 1995         1,366,318**      2,000

    * Pursuant to the Partnership Agreement, Partnership cash distributions are allocated 95% to Limited Partners and 5% to the General Partners.

   ** Estimated. The Purchaser has been advised that a distribution of approximately $2,000 per Unit will be available from 1994 operations. The Purchaser has been advised that Three Winthrop expects that this amount will be distributed immediately following the consummation of this Offer. Therefore, as noted in the "INTRODUCTION," Limited Partners who tender in this Offer will not receive this anticipated distribution in respect of the Units tendered in this Offer.

   Limited Partners should consider the impact of the closing of the New Mortgage Loans which occurred in 1993, which has lowered the Project's debt service payments and enabled the Partnership to re-institute cash distributions to Limited Partners. See "Special Factors--Background of this Offer."

   The Partnership has filed a petition of appeal in the Maryland Tax Court, naming the Director of Finance for Prince George's County, Maryland, as respondent, and seeking a refund of $870,000, which was paid as a transfer tax in connection with the 1993 funding of the New Mortgage Loans. The Purchaser cannot estimate what amount, if any, may be recovered by the Partnership in connection with this action. Should the Partnership recover any amount in connection with this action after the expiration of this Offer, Limited Partners who sell Units pursuant to this Offer will not receive any distribution from these proceeds in respect of such Units.

   SECTION 8. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser is a Delaware limited partnership whose general partner is Partnership Acquisition Trust I, a Delaware business trust ("GP"). GP is owned and controlled by NACC. NACC is a wholly owned subsidiary of Nomura Holding America, Inc., a Delaware corporation which is a wholly owned subsidiary of Nomura Securities Company, Ltd., a Japanese corporation. The address of the principal office of the Purchaser is c/o Nomura Asset Capital Corporation, Two World Financial Center, New York, New York 10281.

   Copies of a Current Report on Form 8-K filed by the Partnership with the SEC on December 17, 1994 to report an agreement dated December 3, 1994, among NACC, Linnaeus Associated Limited Partnership ("Linnaeus"), Arthur J. Halleran, Jr. and certain individuals who comprise WFA's senior management (the "Investment Agreement"), previously have been provided to the Limited Partners by the Partnership. On December 22, 1994 the parties to the Investment Agreement consummated certain of the transactions contemplated therein, which resulted in NACC controlling WFA, Three Winthrop, Linnaeus, Winthrop Management and the Partnership. On January 27, 1995 NACC acquired indirect control of (but no economic interest in) Linnaeus-Lexington. The Purchaser has no officers or directors. See Schedule I annexed hereto for certain information concerning the executive officers and directors of NACC.

   Except as otherwise set forth in this Offer to Purchase, (i) neither the Purchaser, NACC, Three Winthrop or, to the best of the Purchaser's knowledge, any of the persons listed on Schedule I nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units; (ii) neither the Purchaser, NACC or, to the best of the Purchaser's knowledge, any of the persons listed on Schedule I nor any affiliate thereof or director, executive officer or subsidiary of NACC has effected any transaction in the Units;
(iii) neither the Purchaser, NACC or, to the best of the Purchaser's knowledge, any of the persons listed on Schedule I nor any director or executive officer of NACC has any contract, arrangement, understanding or relationship with any other person with respect to any Units, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint venture, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies; (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between any of the Purchaser or NACC or, to the best of the Purchaser's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand; and
(v) there have been no contracts, negotiations or transactions between the Purchaser, NACC or, to the best of the Purchaser's knowledge, the persons listed on Schedule I, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   SECTION 9. INTERESTS OF CERTAIN PERSONS AND CERTAIN TRANSACTIONS. On December 22, 1994, NACC acquired indirect control of Three Winthrop and on January 27, 1995 NACC acquired indirect control of (but no economic interest in) Linnaeus-Lexington (together, the "General Partners"). The Purchaser is also indirectly controlled by NACC. (See Section 8, "Certain Information Concerning the Purchaser.") In addition, NACC will be providing to the Purchaser the funds necessary to consummate this Offer and will obtain a pledge of the Units acquired by the Purchaser in this Offer and a collateral assignment of the pledge to the Partnership of any Retained Portions to secure the repayment of such funds. See

"-Financing Arrangements" below. Because of such affiliations between the Purchaser, Three Winthrop and Linnaeus-Lexington, the Partnership has indicated in its statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") that it makes no recommendation and is remaining neutral as to whether a Limited Partner should accept this Offer. (See "SPECIAL FACTORS--Background of this Offer.") Three Winthrop may also have a conflict of interest in evaluating certain alternatives available to the Partnership, such as the sale or liquidation of the Partnership assets, in that such transactions may result in a reduction or termination of fees payable to Three Winthrop's affiliates pursuant to the Partnership Agreement or otherwise.

   Voting by the Purchaser. If, as a result of this Offer, the Purchaser acquires a substantial number of Units, the Purchaser may be in a position to significantly influence or control the result of any vote by Limited Partners. (See "SPECIAL FACTORS--Purposes and Effects of this Offer.")

   Financing Arrangements. The Purchaser expects to obtain all of the funds necessary for this Offer (including for the purchase of tendered Units, the funding of the Loans and the out of pocket costs of this Offer) through a 10-year credit facility for an amount up to $25,000,000 (the "Facility") to be provided to the Purchaser by NACC, an affiliate of the Purchaser. The terms of the Facility are set forth in the form of Acquisition Loan Agreement between NACC, as lender, and the Purchaser, as borrower, which is attached as an exhibit to the Schedule 14D-1 filed with the SEC in respect of this Offer, which is incorporated herein by reference in its entirety. The Facility provides that the Purchaser may draw funds thereunder from time to time prior to, on and after the date of consummation of this Offer to pay the Cash Consideration payable in respect of tendered Units and fees and expenses in connection with this Offer.

   Amounts outstanding under the Facility will bear interest at a variable rate equal to 3.00% above the 30-day London interbank offered rate, reset monthly (6.125% as of January 31, 1995). Interest will be payable monthly in arrears. The Purchaser's only source of funds with which to meet its debt service requirements and to make principal payment will be distributions from the Partnership in respect of Units owned by the Purchaser and prepayments of Loans (including prepayments funded with the distributions paid on Retained Portions). To the extent that the Purchaser is unable to make any interest payment in cash because of insufficient available cash flow, such interest shall accrue and compound at the applicable floating rate. The Facility will be secured by all of the assets of the Purchaser, which upon consummation of this Offer will consist solely of Units purchased pursuant to this Offer, the notes evidencing the Loans made in connection with this Offer and the Purchaser's security interest in the Remaining Portion.

   The Facility will be prepayable by the Purchaser at any time, without premium or penalty. The Purchaser will be required to make mandatory prepayments of amounts borrowed under the Facility from the proceeds of any disposition of assets, including Units, or any capital distributions received by the Purchaser. Events of default under the Facility will include bankruptcy, insolvency or other similar events involving the Purchaser, failure of the Purchaser to make any payment of principal when required and failure (after customary cure periods) by the Purchaser to comply with any other agreement of the Purchaser contained in the Facility. In the event of an event of default under the Facility, NACC would be entitled, among other things, to foreclose upon the collateral securing the Facility, including the Units acquired by the Purchaser the pledge of the Retained Portion in favor of the Purchaser and the notes evidencing the Loans made by the Purchaser. There can be no assurance that the Purchaser will have sufficient funds to repay the Facility at maturity or otherwise.

   Transactions with Affiliates. Pursuant to the Partnership Agreement and the Operating Partnership Agreements, Three Winthrop and its affiliates receive various fees from the Partnership and the Operating Partnerships. The Partnership is required to pay $10,000 annually to Winthrop Financial for the administration of the Partnership (the "Partnership Administration Fee"). In each of the last ten years, Winthrop Financial received the Partnership Administration Fee. The Operating Partnerships are required to pay $100,000 annually to Winthrop Financial, an affiliate of the Purchaser, for services rendered for the administration of the Operating Partnerships (the "Operating Partnership Administration Fee"). In each of the last ten years, Winthrop Financial received the Operating Partnership Administration Fee. In addition, the Operating Partnerships are required to pay to Winthrop Financial an annual asset management fee (the "Asset Management Fees") equal to 1% of the Project's gross revenues. During 1991, 1992, 1993 and 1994, Winthrop Financial received $230,463, $230,845, $223,382 and approximately $227,000, respectively, as Asset Management Fees.

   In addition, WP Management Co., Inc. ("WP Management"), an affiliate of Three Winthrop, will receive a contingent incentive management fee equal to 20% of any excess of actual net distributable cash flow in any year over forecasted net distributable cash flow of the Partnership for that year. (The forecasted amounts for any year are the amounts forecasted for such year using the same assumptions and principles as were employed in preparing the financial forecast.) This fee has never been paid.

   Three Winthrop and Linnaeus-Lexington, as general partners, receive a total of 5.0% of net profits, losses and cash flow of the Partnership, and 29.4% of residuals, after payment of priority items (the "Cash Distributions"). During 1991 and 1992, Three Winthrop received $250 and $250, respectively, in Cash Distributions and Linnaeus-Lexington received $12,250 and $12,250, respectively, in Cash Distributions. During 1993 and 1994, both Three Winthrop and Linnaeus-Lexington did not receive any Cash Distributions. During 1991, 1992 and 1993, Linnaeus-Lexington was allocated $165,313, $199,918 and $245,277, respectively, of taxable losses by the Partnership in accordance with its partnership interests in the Partnership. During 1991, 1992 and 1993, Three Winthrop was allocated $3,374, $4,083 and $5,004, respectively, of taxable losses by the Partnership in accordance with its partnership interests in the Partnership.

   Item 11 of the Partnership's Annual Report on Form 10-K for 1993 and Note 9 of Notes to Financial Statements of the Partnership for the year ended December 31, 1993, included in that Report, contain descriptions of the fees and other compensation paid by the Partnership and the Operating Partnerships to the General Partners and their affiliates. Except as so disclosed or described above, there were no other material transactions between the General Partners or their affiliates and the Partnership or the Operating Partnerships during 1991, 1992, 1993 or 1994.

   See "SPECIAL FACTORS--Future Plans," for information about Three Winthrop's intention to engage an affiliate to provide exclusive leasing and property management services to the Project.

   As of December 31, 1994, five limited partners of Linnaeus-Lexington who are no longer employed by WFA or its affiliates beneficially own Units. One person owns a one-half Unit and the other four own one Unit each (less than 1% in the aggregate). No other officer or director or partner of the General Partners owns any Units.

   SECTION 10. SOURCE OF FUNDS. The Purchaser expects that approximately $23,364,000 in Cash Consideration would be required in connection with this Offer if all of the outstanding Units are tendered, $11,798,820 in Purchase Proceeds and $11,565,180 in Loan Proceeds. The Purchaser will obtain such funds from NACC and none of the required funds will be paid by the Partnership. (See Section 9, "Interests of Certain Persons and Certain Transactions.")

   SECTION 11. CONDITIONS OF THIS OFFER. Notwithstanding any other term of this Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or entity, domestic or foreign, necessary for the consummation of the transactions contemplated by this Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of this Offer, the Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for, and may terminate or amend this Offer as to such Units if, at any time on or after the date of this Offer and before the acceptance of such Units for payment or the payment therefor, any of the following conditions exists:

       (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of this Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units purchased; including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to this Offer or otherwise on all matters properly presented to the Partnership's Limited Partners,
    (iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by this Offer, or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

       (b) there shall be any action taken, or any statute or rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to this Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

       (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership which, in the sole judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the sole judgment of the Purchaser, does or may have a material adverse effect on the value of the Units;

       (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

       (e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than five percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or
    (ii) any person or group that prior to such date had filed a Statement with the SEC pursuant to Section 13(d) or (g) of the Exchange Act, has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

   The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions, or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

   SECTION 12. CERTAIN LEGAL MATTERS.

   General. Except as set forth in this Section 12, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to this Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to this Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, any of which could cause the Purchaser to elect to terminate this Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 12.

   Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by this Offer.

   Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to this Offer.

   State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with this Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to this Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to this Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to this Offer or be delayed in continuing or consummating this Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

   SECTION 13. FEES AND EXPENSES. The Purchaser has retained D.F. King & Co. Inc. to act as Information Agent, and IBJ Schroder Bank & Trust Company to act as Depository, in connection with this Offer. The Purchaser will pay the Information Agent and Depository reasonable and customary compensation for their respective services in connection with this Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent and the Depository against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing and mailing this Offer and its legal and accounting fees and expenses. The Partnership will not pay for any of these costs. The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to this Offer.

   SECTION 14. OTHER MATTERS. The Purchaser is not aware of any jurisdiction in which the making of this Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of this Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, this Offer will not be made to (nor will tenders be accepted from or on behalf of) Limited Partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require this Offer to be made by a licensed broker or dealer, this Offer is being made on behalf of the Purchaser by Nomura Securities International, Inc., a registered broker dealer.

   The Partnership has advised the Purchaser that it is not making any recommendation to any Limited Partners as to whether to tender Units pursuant to this Offer. No person has been authorized to make any recommendation or representation on behalf of the Purchaser, the Partnership or any of their affiliates or to provide any information other than as contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   The Purchaser has filed with the SEC a Tender Offer Statement on Schedule 14D-1 (including exhibits thereto), pursuant to Rule 14d-3 under the Exchange Act, and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including exhibits thereto) furnishing certain additional information with respect to this Offer, and may file amendments thereto. The Schedules 14D-1 and 13E-3 and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the main office of the SEC in the manner set forth in
Section 7 hereof.

   Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, properly executed signature pages to the Note and Security Agreement and any other required documents should be sent or delivered to the Depository at its address set forth below.

   Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent at the telephone number and address below. You may also contact the Information Agent or your broker for assistance concerning this Offer. To confirm delivery of your Letter of Transmittal, please contact the Depository.

                                  SCHEDULE I
      INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF NACC

   DIRECTORS AND EXECUTIVE OFFICERS OF NACC. Set forth in the table below are the name and the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of NACC. NACC owns its interest in the Purchaser through the GP, which has no significant operations of its own. Unless otherwise indicated, each person identified below is employed by NACC. The principal business address of NACC and, unless otherwise indicated, each person identified below is Two World Financial Center, New York, New York 10005. Directors are identified by an asterisk. Except for Messrs. Junichi Ujiie and Kazuo Wakairo, who are citizens of Japan, all persons identified below are United States citizens.

 NAME                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
- -------------------------  -------------------------------------------------------------------------------
Michael A. Berman*         Since October 1994, Mr. Berman has been Chief Operating Officer of Nomura Holding
                           America Inc., and its subsidiaries. From May 1992 through October 1994, Mr. Berman was a Co-head of Nomura's Fixed Income unit. Mr. Berman originally joined Nomura in January 1990 from Merrill Lynch, where he was Director of Financial Futures and
                           Options. Prior to that, he worked in financial futures at Kidder, Peabody & Co.,
                           Inc.
Max C. Chapman, Jr.*       Since October 1989, Mr. Chapman has been a Co-chairman of Nomura Securities International,
                           Inc. and Nomura Holding America Inc. In July 1994, Mr. Chapman was additionally named as a Director of Nomura International plc. Prior to joining Nomura, Mr. Chapman was
                           President and Chief Operating Officer of Kidder, Peabody Group Inc., the holding company, and President and Chief Executive Officer of Kidder, Peabody and Co. Inc.,
                           its investment banking and broker-dealer subsidiary. He also served as a member of the board of directors and vice chairman of the management committee of Kidder, Peabody
                           Group, Inc.
Ethan Penner*              Since December 1994, Mr. Penner has been the Executive Managing Director responsible for the Real Estate Division at Nomura Securities International, Inc. (NSI). From
                           April 1993 through December 1994, Mr. Penner was the Managing Director of the Real
                           Estate Division at NSI. Additionally, Mr. Penner is President of Nomura Asset Capital
                           Corporation as well as Nomura Asset Securities Corporation and Asset Securitization
                           Corporation. Prior to his tenure with Nomura, Mr. Penner was President of Magellan
                           Financial Services, which he found in 1992. Earlier, he was a Principal at Morgan
                           Stanley, heading the firm's mortgage activities in the western United States.
Junichi Ujiie*             Since June 1992, Dr. Ujiie has been Co-chairman of Nomura Securities International,
                           Inc. (NSI) and Nomura Holding America, Inc. (NHA). In June 1994, Dr. Ujiie was additionally named Co-Chief Executive Officer of both entities. Previously, Dr. Ujiie was President and Chief Operating Officer of NSI. Since 1989, Dr. Ujiie has been a member of the
                           Board of Directors of Nomura Securities Co., Ltd., Japan. Prior to his assignments at NSI and NHA, Dr. Ujiie, who joined Nomura Securities, Co. Ltd. in 1975, held the following positions: General Manager of the Corporate Planning Department, President
                           of Nomura (Switzerland) Co., Ltd., Manager of the Bond Department and Analyst in
                           the Institutional Research and Advisory Department.

                               S-1





NAME                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
- -------------------------  -------------------------------------------------------------------------------
Kazuo Wakairo*             Since 1989, Mr. Wakairo has been the Executive Managing Director of Nomura Holding
                           America, Inc. (NHA). From July 1987 until his 1989 promotion, Mr. Wakairo was an
                           Executive Vice President (EVP) of NHA. In July 1984, Mr. Wakairo became a Senior
                           Vice President, a position he held until he was named EVP in 1987. He has been with
                           Nomura since 1963.
William M. Daugherty*      Since November 1994, Mr. Daugherty has been Managing Director of the Residential
                           Whole Loan Trading Group at Nomura Securities International, Inc. Prior to joining
                           Nomura, Mr. Daugherty worked for Goldman Sachs for seven years, heading Private Label
                           MBS trading, subordinated trading, and new product development. Mr. Daugherty has also served as a Vice President at Paine Webber and Farmers Savings Bank.
Benjamin S. Butcher        Since April 1994, Mr. Butcher has been a Vice President in the Real Estate Division of Nomura Securities International, Inc. and a Vice President of Nomura Asset Capital
                           Corporation. Prior to that, from May 1991 to April 1994, Mr. Butcher was President of Greencastle Development. In February 1986, Mr. Butcher became the President of
                           Derex Development, a position he held until his move to Greencastle.
Boyd W. Fellows            Since March 1994, Mr. Fellows has been a Director of Fixed Income Whole Loan Trading in the Real Estate Division of Nomura Securities International, Inc. as well as a
                           Vice President of Nomura Asset Capital Corporation. From May 1988 to March 1994,
                           Mr. Fellows held various positions at Morgan Stanley. At the time of his departure from Morgan Stanley, Mr. Fellows held the position of Co-head of Non-Agency Mortgage
                           Trading. Mr. Fellows has also worked as a trader at Bank America.
Perry Gershon              Since May 1994, Mr. Gershon has been a Vice President--Fixed Income Whole Loan Trading in the Real Estate Division of Nomura Securities International, Inc. and a Vice President
                           of Nomura Asset Capital Corporation. Mr. Gershon joined Nomura upon his graduation from the University of California--Berkely where he received an MBA in Finance. Prior to attending Business School, Mr. Gershon was the Owner and Manager of The Polo Grounds,
                           an eating establishment in New York City.
Daniel S. Abrams           Since August 1993, Mr. Abrams has been a Vice President in the Real Estate Division of Nomura Securities International, Inc. and a Vice President of Nomura Asset Capital
                           Corporation. Prior to joining Nomura, Mr. Abrams was a Partner at the law firm Rosenman
                           & Colin. Mr. Abrams joined Rosenman & Colin in 1978.
Brian F. Pilcher           Since May 1994, Mr. Pilcher has been a Director of Fixed Income Whole Loan Trading in the Real Estate Division of Nomura Securities International, Inc. (NSI) and a
                           Director of Nomura Asset Capital Corporation. Since April 1993, Mr. Pilcher has been a Commercial Mortgage Trader at NSI. From 1992 until joining Nomura, Mr. Pilcher was employed at Magellan Financial Services. Previously, Mr. Pilcher worked as a sole proprietor on the Pacific Stock Exchange.

                               S-2





NAME                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
- -------------------------  -------------------------------------------------------------------------------
Kathleen F. Corton         Since June 1993, Ms. Corton has been a Vice President--Fixed Income Whole Loan Trading in the Real Estate Division of Nomura Securities International, Inc. and a Vice President
                           of Nomura Asset Capital Corporation. Prior to this, from September 1985 through May
                           1993, Ms. Corton worked in investment banking at Mabon Securities Corporation.

                               S-3






                                                                ANNEX I


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K

                 Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 1993           Commission File
                          -----------------           Number 0-14569


                 SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

        Maryland                                   04-2848939
(State of Organization)               (I.R.S. Employer Identification No.)

One International Place, Boston, Massachusetts             02110
     (Address of principal executive offices)            (Zip Code)

       Registrant's telephone number, including area code: (617) 330-8600

        Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:

                     Units of Limited Partnership Interest
                                (Title of Class)


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No___

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

             No market exists for the limited partnership interests
                of the registrant, and, therefore, no aggregate
                         market value can be computed.

                      DOCUMENTS INCORPORATED BY REFERENCE





 Part                                  Document



Part I Pages 37-41 and 42-44 of the Confidential Memorandum attached as Exhibit 28(a) to the Registrant's Registration Statement on Form 10 filed on April 20, 1986, including all Exhibits thereto (the "Confidential Memorandum")




Part III          Pages 18-19 of the Confidential Memorandum

                                     PART I

Item 1.  Business.

Organization

         Springhill Lake Investors Limited Partnership (the "Registrant") was organized as a Maryland limited partnership under the Maryland Revised Uniform Limited Partnership Act on December 28, 1984, for the purpose of investing as a general partner in First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth and Ninth Springhill Lake Limited Partnerships and Springhill Commercial Limited Partnership (collectively, the "Operating Partnerships"), each of which is a Maryland limited partnership owning a section of a garden apartment complex in Greenbelt, Maryland (the "Project"). The Registrant is the sole general partner of each Operating Partnership. The limited partner of each Operating Partnership is Theodore N. Lerner ("Lerner"), a former general partner of the Operating Partnerships whose interest was converted to that of a limited partner on January 16, 1985.

     The general partners of the Registrant are Three Winthrop Properties, Inc. ("Three Winthrop") and Linnaeus-Lexington Associates Limited Partnership ("Linnaeus") (collectively, the "General Partners"). Three Winthrop is a Massachusetts corporation which is a wholly owned subsidiary of First Winthrop Corporation, a Delaware corporation which is wholly owned by Winthrop Financial Associates, A Limited Partnership ("WFA"). WFA is a Maryland public limited partnership organized in 1984 to acquire all of the outstanding stock of First Winthrop Corporation. Linnaeus is a Massachusetts limited partnership whose general partners are Arthur J. Halleran, Jr. and Jonathan W. Wexler. Mr. Halleran is the managing general partner of Linnaeus. The other partners of Linnaeus are present and former officers of WFA and First Winthrop Corporation. Messrs. Halleran and Wexler are directors of First Winthrop Corporation and Three Winthrop, and Mr. Halleran is the sole general partner of the general partner of WFA. Three Winthrop is the Registrant's Managing General Partner.

Development

         The Registrant was initially capitalized with nominal capital contributions from its General Partners. In April 1985, the Registrant completed a non-public offering of 649 units of limited partnership interest (the "Units") pursuant to Regulation D under the Securities Act of 1933 and to the terms of the Confidential Memorandum dated January 16, 1985 (the "Confidential Memorandum"), selected portions of which were filed as Exhibits 28(a) - (d) to the Registration Statement on Form 10, filed on April 20, 1986. The Registrant raised $40,562,500 in capital contributions from investors who were admitted to the Registrant as limited partners ("Limited Partners"). The Limited Partners financed a portion of their capital contributions by promissory notes ("Investor Notes"). As of March 1988, the Investor Notes were paid in full.

         The Registrant purchased its interest in the Operating Partnerships on January 16, 1985, for $73,514,921, of which $58,000,000 was financed by means of a mortgage loan (the "Original Mortgage Loan"). The Original Mortgage Loan had a term of ten years and bore interest at 13.625%. For a further description of the Original Mortgage Loan, see pages 42 through 44 of the Confidential Memorandum, which description is attached hereto as an exhibit and incorporated herein by reference. The balance of the purchase price was funded initially by a loan from a major financial institution which was repaid from the proceeds of lines of credit provided by a commercial bank in the aggregate amount of $23,800,000 (the "Commercial Loan"). As of March 1988, the Commercial Loan was repaid in full from the capital contribution payments under the Investor Notes.

         In April 1993, the Original Mortgage Loan was refinanced with two new loans (the "New Mortgage Loans") in the amounts of $58,000,000 and $5,000,000. In order to consummate the refinancing, a prepayment penalty of $2,833,074 was paid on the Original Mortgage Loan. The New Mortgage Loans bear interest at 9.3% and have a term of ten years. Monthly payments of principal and interest total $541,696 (based on a 25-year amortization schedule) for the first two years of the New Mortgage Loans and increase to $566,137 (based on a 20-year amortization schedule) for the third through tenth years of the loans. A final payment of $49,016,500 is due on May 1, 2003. In addition to monthly payments of principal and interest, the New Mortgage Loans require the Registrant to make payments into various escrow accounts, including escrows for real estate taxes and capital improvements.

         The Registrant's interest in the Operating Partnerships entitles it to 90% of profits and losses for tax purposes, 90% of the Operating Partnerships' cash flow (after certain priority distributions), and 85% of the proceeds of a sale or disposition of the Project (after certain priority distributions).


Description of Business

         The only business of the Registrant is investing as a general partner in the Operating Partnerships, and as such, to cause the Operating Partnerships to own and operate the Project, until such time as a sale, if any, of all or a portion of the Project appears to be advantageous to the Registrant and is permitted under the terms of the Operating Partnerships' partnership agreements. Please see pages 37-41 of the Confidential Memorandum for a description of the Project and its rental market, which description is attached hereto as an exhibit and incorporated herein by reference.

         The Registrant's business plan for the Operating Partnerships has been to increase rental rates to the extent the market permits while maintaining occupancy. Average occupancy was 92.5% in 1989, 91% in 1990, 92% in 1991 and 91% in 1992 and 1993. Average street rents increased by 3.8% in 1989, by 8.2% in 1990, by 4.5% in 1991 and by 2.2% in 1992. Street rents were not increased during 1993. The rental market for the

Project began to soften in 1988 as a result of weakening general economic conditions. In 1990, the rental market became, and has remained, very competitive. While the Operating Partnerships were able to implement rent increases through 1992, it became necessary to offer rent concessions to attract new tenants as leases expired. As a result, effective rents did not increase during 1993.

         Upon the acquisition of its interests in the Operating Partnerships, the Registrant established a capital improvement program for the Project, which was estimated to cost approximately $12,550,000. Among other improvements to the grounds and buildings, the planned improvements included the renovation of each of the 2,899 apartment units. As of December 31, 1993, approximately 2,721 units had been renovated. Since 1987, unit renovations have been carried out as units are vacated. Accordingly, it could be a few years before the remainder of the units are renovated. In addition, due to the age of the Project and in order to effectively compete in the rental market, the scope of the improvements has expanded over the years. Through December 31, 1993, the Operating Partnerships have expended $16,595,892 on capital improvements -- $12,550,000 was funded from Limited Partners' capital contributions, and the balance was funded through operations. The Registrant expects to spend approximately $1.6 million on capital improvements in 1994.


Employees

         The Registrant does not have any employees. Services are performed for the Registrant by the General Partners and agents retained by them. The Operating Partnerships have retained Winthrop Management, a Massachusetts general partnership whose general partners are affiliated with WFA, to be primarily responsible for the management of the Project, including the establishment of leasing policies, the setting of rental rates, the implementation of capital improvements and the supervision of the Project's property manager. Prior to January 1, 1990, another affiliate of WFA performed these services. Winthrop Management is entitled to a fee equal to 1% of gross rents actually collected, payable monthly, and it may also receive a contingent incentive management fee, contingent on the Registrant exceeding certain amounts forecasted in the Confidential Memorandum. Lerner Corporation is the property manager for the Project. Lerner Corporation, a Maryland corporation whose principal stockholder is Lerner, performs the day-to-day management and administrative functions for the Project. Under the terms of its management agreement, Lerner Corporation is entitled to receive a fee equal to 4% of monthly income. The Lerner Corporation's management agreement cannot be terminated without cause by the Operating Partnerships for 10 years from the effective date of the management agreement, which effective date was January 16, 1985. Thereafter, termination by the Operating Partnerships is permitted upon 90 days' notice.

Item 2.  Properties.

         The Registrant owns no property other than its interest in the Operating Partnerships.

For a description of the properties of the Operating Partnerships, see Item 1 hereof.

Item 3.  Legal Proceedings.

         To the best of the Registrant's knowledge, there are no material pending legal proceedings to which it is a party or to which its properties are subject.

Item 4.  Submission of Matters to a Vote of Security Holders.

         None.


                                    PART II

Item 5.  Market for  Registrant's  Common  Equity and  Related  Stockholder
         Matters.

       There is no established public trading market for the Units of limited partnership interest in the Registrant. Trading in the Units is sporadic and occurs solely through private transactions. In addition, transfers of Units are subject to limitations set forth in the Registrant's partnership agreement which require the prior written consent of the Managing General Partner to any such transfer. The Registrant's partnership agreement was filed as Exhibit 3 to the Registrant's Registration Statement on Form 10 dated April 30, 1986, as thereafter amended (the "Partnership Agreement"). As of December 31, 1993, there were 674 holders of Units.

       The Partnership Agreement requires that Cash Flow (as defined therein) be distributed to the partners in specified proportions at reasonable intervals during the fiscal year and, in any event, no later than 60 days after the close of each fiscal year. The Registrant's ability to make distributions of Cash Flow is limited by the extent to which the Operating Partnerships earn more than sufficient rental and investment income to (a) pay all expenses of the Project, and (b) distribute sufficient Cash Flow to the Registrant to meet the debt service requirements of the Mortgage Loan and other expenses and current obligations. Cash distributions of $237,502 and $237,502 were paid to the Limited Partners in 1992 and 1991, respectively, representing the Cash Flow available for distribution from the preceding year's operations. None of the cash that was distributed represented a return of Limited Partners' capital. No distribution was made in 1993 from 1992 operations because the property operated at a deficit in 1992, which was funded from the Partnership's reserves. As of March 15, 1994, no distributions have been made to the Limited Partners in 1994.

Item 6.        Selected Financial Data.

         The following table summarizes certain selected consolidated financial information concerning the Registrant and the Operating Partnerships and should be read in conjunction with the financial statements and the related notes attached hereto:


                                                     For the Period Ended as of December 31,
                                --------------------------------------------------------------------------------
                                    1993            1992             1991             1990             1989
                                -----------     -----------       -----------      -----------       --------
Operating Statement Data:
Rental Income                   $22,272,861     $22,550,895       $23,035,380      $22,656,120      $22,193,339
                                -----------     -----------       -----------      -----------      -----------

Total Income                    $23,308,176     $23,618,683       $24,267,594      $23,837,953      $23,493,106
                                -----------     -----------       -----------      -----------      -----------

Total Expenses                  $27,973,576     $27,067,983       $27,021,409      $26,497,878      $25,243,681
                                -----------     -----------       -----------      -----------      -----------

Net Loss Before
  Minority Interest             $ 4,665,400     $ 3,449,300       $ 2,753,815      $ 2,659,925      $ 1,750,575

Net Loss                        $ 4,543,225     $ 3,437,284       $ 2,821,786      $ 2,748,284      $ 1,900,218
                                ===========     ===========       ===========      ===========      ===========

Net Loss per Unit
    Outstanding                 $     6,650     $     5,031       $     4,131      $     4,023      $     2,782
                                ===========     ===========       ===========      ===========      ===========

                                                                    As of December 31,
                                --------------------------------------------------------------------------------
                                    1993            1992             1991             1990             1989
                                -----------     -----------       -----------      -----------       --------
Balance Sheet Data:
Total Assets                 $   69,211,320   $  68,013,802     $  71,997,261    $  75,557,290   $   79,212,035
                                 ==========      ==========        ==========       ==========       ==========

Mortgages Payable            $   62,560,654   $  56,764,812     $  57,144,888    $  57,476,809   $   57,766,673
                                 ----------      ----------        ----------       ----------       ----------

Total Liabilities            $   63,841,624   $  57,978,706     $  58,262,863    $  58,819,075   $   59,062,421
                                 ==========      ==========        ==========       ==========       ==========

Cash Distributions
  per Unit
  Outstanding                $        --      $       366       $         366    $       1,100   $          700


Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation.

Liquidity and Capital Resources.

      The principal anticipated expenditures of the Registrant consist of (i) interest payable on the New Mortgage Loans and (ii) fees payable to affiliates of the General Partners. The General Partners believe that cash flow generated by the Operating Partnerships will be sufficient to pay such expenditures.

      In April 1993, the Registrant completed the refinancing of the $58 million Original Mortgage Loan by obtaining two new loans in the amounts of $58,000,000 and $5,000,000. The proceeds of the New Mortgage Loans along with $500,000 of the Registrant's reserves were used to (i) retire the Original Mortgage Loan;
(ii) pay the original mortgage lender a prepayment penalty of $2,833,074; (iii) establish $1,770,000 in various escrows and reserves; and (iv) pay third-party closing costs of approximately $2.3 million.

      The New Mortgage Loans bear interest at 9.3% and have a term of ten years. Monthly payments of principal and interest on the New Mortgage Loans total $541,696 (based on a 25-year amortization schedule) for the first two years of the New Mortgage Loans and increase to $566,137 (based on a 20-year amortization schedule) for the third through tenth years of the loans. A final payment of $49,016,500 is due on May 1, 2003. These payments represent a significant savings relative to the $678,576 monthly payment required by the Original Mortgage Loan.

      Initially, the savings will be used to fund various reserves required by the New Mortgage Loans. These reserve requirements total approximately $1.5 million in the first year and approximately $1.5 million in each of the remaining nine years of the loan term. The reserves are being used to complete capital projects identified by the lender, including drainage improvements and structural repairs, as well as ongoing capital improvements and major replacements, like carpets and appliances. These reserves will be released to the Registrant as capital improvements are completed and reserve requests are made, which can be done on a quarterly basis. On March 11, 1994, the Registrant requested that $841,000 of the reserves be released by the lender to the Registrant for capital improvements and replacements completed from May through December 1993. As of December 31, 1993, the Registrant had cash reserves of $1,558,211 plus escrows and reserves of $2,770,371.


Results of Operations

      Operating results of the properties owned by the Operating Partnerships declined in 1992 but improved in 1993. The Registrant's net loss increased in 1992, from $2,821,786 to $3,437,284. The Registrant's net loss increased to $4,543,225 in 1993, but the net loss in 1993 includes the $2,833,074 prepayment penalty on the Original Mortgage Loan that was required to complete the April 1993 refinancing.

      1992 Compared to 1991. Consolidated net operating income (revenue less operating expenses, which excludes Depreciation and Amortization, Interest Expense and Abandonment Loss) decreased by $730,291, or 8.2%, in 1992 to $8,172,346 from $8,902,637 in 1991. While management was able to implement a 2.2% rental rate increase during 1992, demand in the Greenbelt, Maryland area apartment market weakened considerably through 1992. As a result, the Project's aggregate loss from vacancy and concession increased and total revenue decreased by $648,911, or 2.7%, in 1992 to $23,618,683 from 1991 revenue of $24,267,594.
Occupancy for 1992 averaged 91%. While revenue was down, 1992 operating expenses remained flat at $15,446,337, relative to 1991 expenses of $15,364,957. Non-operating expenses (i.e., Depreciation and Amortization, Interest Expense and Abandonment Loss) also remained flat.

     1993 Compared to 1992. In 1993 consolidated net operating income improved by 7.3%
to $8,772,063, primarily as a result of lower operating expenses. Revenue declined slightly (1.3%) to $23,308,176 because of management's inability to increase rental rates. Average occupancy remained at 91% for 1993. Operating expenses declined by 5.9% to $14,536,113 because management was able to significantly reduce operating expenses at the properties by spending less on repairs and maintenance and by reducing staff. Non-operating expenses increased, primarily as a result of the $2,833,074 prepayment penalty associated with the refinancing discussed above. This amount is included in interest expense in 1993. As a result of this prepayment penalty, the Registrant's net loss increased to $4,543,225 in 1993.

     Capital expenditures in 1993 were $379,199, compared to $424,998 in 1992 and $668,465 in 1991. Unit renovations, including appliance replacement and painting of apartment units, comprised the bulk of the 1993 capital expenditures.

      Inflation and economic conditions could affect vacancy levels, rental payment defaults and operating expenses, and thus, could affect the Partnership's revenues and net income. The Greenbelt, Maryland apartment market, where the Project is located, has become increasingly competitive. This increased competition has been caused primarily by a lower demand for apartments in the Greenbelt area. As additional on-campus student housing has become available at the University of Maryland, occupancy levels have been affected. In addition, affordable housing costs and low interest rates have converted many apartment clients into homeowners.

Item 8.     Financial Statements and Supplementary Data.

      The Consolidated Financial Statements listed on the accompanying Index to Consolidated Financial Statements are filed as a part of this Report and incorporated herein by this reference.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

      None.

                                   PART III


Item 10.    Directors and Executive Officers of the Registrant.

     The Registrant does not have directors or officers. Three Winthrop and Linnaeus are the General Partners of the Registrant. Three Winthrop is the Managing General Partner.

      (a) and (b)  Identification of Directors and Executive Officers.

    The following table sets forth the names and ages of the directors and executive officers
                                             -9-
of the Managing General Partner and the position held by each of them.

Name                                          Managing General Partner                             Age
Arthur J. Halleran, Jr ..................   Director and President                                  46
Jonathan W. Wexler ......................   Director, Vice President, Assistant                     43
                                            Clerk and Treasurer
Richard J. McCready .....................   Director, Vice President and Clerk                      35


       Mr. Halleran has served in an executive capacity with the Managing General Partner since its organization in 1978, Mr. Wexler was elected an officer in 1983 and Mr. McCready in 1990. All of these individuals will continue to serve in such capacities until their successors are duly elected and qualified.

       (c)   Identification of Certain Significate Employees.   None.

       (d)   Family Relationships.   None.

       (e)   Business Experience.

       The background and experience of the executive officers and directors of the Managing General Partner, described in Items 10(a) and 10(b) above, are as follows:

     Arthur J. Halleran, Jr. is the Chairman of WFA. He is also Director and President of the Managing General Partner and other subsidiaries of WFA. In such capacities he is responsible for all aspects of the business of WFA and its subsidiaries, with special emphasis on the evaluation, acquisition and structuring of real estate investments. Mr. Halleran joined the Winthrop organization in 1977. He is a graduate of Villanova University and holds an M.B.A. degree from the Harvard Business School.

       Jonathan W. Wexler is a Vice Chairman and Vice President of WFA and a Director, Vice President, Assistant Clerk and Treasurer of the Managing General Partner and other subsidiaries of WFA. His primary responsibility is the evaluation, acquisition and structuring of real estate investments. Mr. Wexler joined the Winthrop organization in 1977. He is a graduate of the Massachusetts Institute of Technology and holds a Master of Science degree from the Sloan School of Management of the Massachusetts Institute of Technology.

     Richard J. McCready is a Vice President and Clerk of WFA and a Director, Vice President and Clerk of the Managing General Partner and all other subsidiaries of WFA. He also has responsibility for all the legal affairs of WFA and its affiliates. Mr. McCready joined the Winthrop organization in 1990. He is a graduate of the University of New Hampshire and holds a J.D. degree from Boston College Law School.

       One or more of the above persons are also directors or officers of a general partner (or general partner of a general partner) of the following limited partnerships which either have a class of securities registered pursuant to Section 12(g) of the Securities and Exchange Act of 1934, or are subject to the reporting requirements of Section 15(d) of such Act: Winthrop Partners 79 Limited Partnership; Winthrop Partners 80 Limited Partnership; Winthrop Partners 81 Limited Partnership; Winthrop Residential Associates I, A Limited Partnership; Winthrop Residential Associates II, A Limited Partnership; Winthrop Residential Associates III, A Limited Partnership; 1626 New York Associates Limited Partnership; 1999 Broadway Associates Limited Partnership; Indian River Citrus Investors Limited Partnership; Nantucket Island Associates Limited Partnership; One Financial Place Limited Partnership; Presidential Associates I Limited Partnership; Sixty-Six Associates Limited Partnership; Riverside Park Associates Limited Partnership; Twelve AMH Associates Limited Partnership; Winthrop California Investors Limited Partnership; Winthrop Growth Investors I Limited Partnership; Winthrop Interim Partners I, A Limited Partnership; Winthrop Financial Associates, A Limited Partnership; Southeastern Income Properties Limited Partnership; Southeastern Income Properties II Limited Partnership; Winthrop Miami Associates Limited Partnership; Winthrop Apartment Investors Limited Partnership; and Winthrop Partners 93 Limited Partnership.

     (f)     Involvement in Certain Legal Proceedings.   None.

Item 11.     Executive Compensation.

     The General Partners and their affiliates are entitled to receive certain cash distributions from and allocations of taxable profits and losses of the Registrant. In addition, the General Partners and their affiliates receive certain fees and compensation paid by the Registrant and the Operating Partnerships for services rendered in connection with the operations of the Registrant and the Operating Partnerships. A description of these compensation arrangements is set forth on pages 18-19 of the Confidential Memorandum attached as Exhibit 28(c) to the Registration Statement and which is attached hereto as an exhibit and incorporated herein by reference.

       The following table sets forth the amounts of the fees and cash distributions which the Registrant and the Operating Partnerships paid to or accrued for the account of the General Partners or their affiliates for the years ended December 31, 1991, 1992 and 1993. Also, see Note 9 of Notes to Consolidated Financial Statements of the Registrant for the year ended December 31, 1993.

NAME                                  FEE                               1993           1992            1991
- ----                                  ---                            ---------      ---------       -------
Winthrop Management                   Asset Management Fee            $100,000       $100,000        $100,000
Winthrop Management                   Investor Administration Fee       10,000         10,000          10,000
Winthrop Management                   Property Management Fee          223,382        230,845         230,463
Three Winthrop                        Cash Distributions                   --             250             250
Linnaeus-Lexington Associates         Cash Distributions                   --          12,250          12,250

       During 1991, 1992 and 1993, Linnaeus was allocated $165,313, $199,918 and $245,277 respectively, of taxable losses by the Registrant in accordance with its respective partnership interests in the Registrant. During 1991, 1992 and 1993, Three Winthrop was allocated $3,374, $4,083 and $5,004, respectively, of taxable losses by the Registrant in accordance with its respective partnership interests in the Registrant.

Item 12.     Security Ownership of Certain Beneficial Owners and Management.

     (a)     Security Ownership of Certain Beneficial Owners.

             The tabular data requested by Item 403 of Regulation S-K is inapplicable.

             Three Winthrop and Linnaeus own all the outstanding general partnership interests in the Registrant. As General Partners, they are entitled in the aggregate to 5% of the Registrant's net income or loss for tax purposes, and, after certain priority distributions, 5% of cash flow and 29.4% of the proceeds of a capital transaction in connection with the liquidation or termination of the Registrant. No other person or group is known by the Registrant to be the beneficial owner of more than 5% of the outstanding partnership interests as of the date hereof.

       (b)   Security Ownership of Management.

             As of December 31, 1993, four limited partners of Linnaeus, who are no longer employed by WFA or its affiliates, beneficially own Units of limited partnership interest in the Registrant. One person owns a one-half Unit and the other three own one Unit each (less than .01%). No other officer or director or partner of the General Partners own any Units.

       (c)   Changes in Control.

             There exists no arrangement known to the Registrant the operation of which may at a subsequent date result in a change in control of the Registrant.

Item 13.     Certain Relationships and Related Transactions.

     (a)     Transactions with Management and others.

       Item 11 of this Report, which contains a description of the fees and other compensation paid by the Registrant and the Operating Partnerships to the General Partners and their affiliates, is incorporated herein by reference. Also, see Note 9 of Notes to Financial Statements of the Registrant for the year ended December 31, 1993. There were no other material transactions between the General Partners or their affiliates and the Registrant or the Operating Partnerships during 1991, 1992 and 1993.

       (b)   Certain Business Relationships.

       The Registrant's response to Item 13(a) hereof is incorporated herein by reference. The Registrant has no business relationship with entities of which the officers, directors or partners of the General Partners or their affiliates are officers, directors or 10 percent shareholders other than as set forth in the response to Item 13(a) and as discussed above in Item 11.

       (c)   Indebtedness of Management.

       There is no indebtedness to the Registrant by Three Winthrop, Linnaeus or any of their officers, directors or partners.


                                    Part IV


Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K.

       (a)   The following documents are filed as part of this Report:

             1. Financial Statements --- The Consolidated Financial Statements listed on the accompanying Index to Consolidated Financial Statements are filed as a part of this Report.

             2. Financial Statement Schedules --- There are no Financial Statement Schedules required to be filed.

             3. Exhibits --- The exhibits listed in the accompanying Index to Exhibits are filed as part of this Report.

       (b) Reports on Form 8-K. The Registrant did not file any Current Reports on Form 8-K during the fourth quarter of fiscal 1993.

                                  SIGNATURES


       Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         SPRINGHILL LAKE INVESTORS LIMITED
                                         PARTNERSHIP

                                         By:   THREE WINTHROP PROPERTIES, INC.
                                               Managing General Partner


Date:  March __, 1994              By:        /s/ Arthur J. Halleran, Jr.
                                         --------------------------------
                                               Arthur J. Halleran, Jr.
                                               President



     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report on Form 10-K has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ Arthur J. Halleran, Jr.     Director and President of the Managing General
Arthur J. Halleran, Jr.         Partner (Principal Executive Officer)
Date:  March __, 1994


/s/ Jonathan W. Wexler          Director, Vice President, Treasurer and
Jonathan W. Wexler              Assistant Clerk of Managing General Partner
Date:  March __, 1994


/s/ Richard J. McCready         Director, Vice President and Clerk of Managing
Richard J. McCready             General Partner
Date:  March __, 1994

                                   SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP

                                    Index to Consolidated Financial Statements

                                  For the Years Ended December 31, 1993 and 1992

                                                                                                              Page
  Independent Auditors' Report...................................................................            16

  Consolidated Balance Sheets as of December 31, 1993 and 1992...................................            17

  Consolidated Statements of Operations for the Years Ended
    December 31, 1993, 1992 and 1991.............................................................            18

  Consolidated Statements of Changes in Partners' Equity (Deficit) for
    the Years Ended December 31, 1993, 1992 and 1991.............................................            19

  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1993, 1992 and 1991.............................................................            20

  Notes to Consolidated Financial Statements.....................................................            21


                        [REZNICK FEDDER & SILVERMAN LETTERHEAD]



                               INDEPENDENT AUDITORS' REPORT


To the Partners of
Springhill Lake Investors Limited Partnership


We have audited the accompanying consolidated balance sheets of Springhill Lake Investors
Limited Partnership as of December 31, 1993 and 1992 and the related consolidated statements of operations, changes in partners' equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Springhill Lake Investors
Limited Partnership as of December 31, 1993 and 1992, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/ REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
March 16, 1994







                      SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP

                                CONSOLIDATED BALANCE SHEETS

                                DECEMBER 31, 1993 and 1992


                                          ASSETS

                                                                1993           1992

INVESTMENT IN REAL ESTATE
     (Notes 2, 4 and 6):
   Land. . . . . . . . . . . . . . . . . . . . . . . .      $  5,833,466   $  5,833,466
   Buildings, improvements and personal property . . .        85,866,567     85,565,963
                                                              91,700,033     91,399,429
   Less accumulated depreciation . . . . . . . . . . .        30,490,781     26,859,141
                                                              61,209,252     64,540,288

OTHER ASSETS:
   Cash and cash equivalents (Note 2). . . . . . . . .         1,558,211        841,988
   Tenant accounts receivable (Note 2) . . . . . . . .           322,263        261,400
   Due from affiliates (Note 9). . . . . . . . . . . .              -            96,755
   Tenant security deposits-funded . . . . . . . . . .           300,000        500,000
   Escrows and Reserves. . . . . . . . . . . . . . . .         2,770,371           -
   Prepaid expenses and other assets . . . . . . . . .           864,913        932,958
   Deferred costs, less accumulated amortization of
     $241,705 and $818,923 (Notes 2 and 3) . . . . . .         2,186,310        840,413

   TOTAL ASSETS. . . . . . . . . . . . . . . . . . . .      $ 69,211,320   $ 68,013,802


                             LIABILITIES AND PARTNERS' EQUITY

MORTGAGES PAYABLE (NOTE 6) . . . . . . . . . . . . . .      $ 62,560,654   $ 56,764,812

OTHER LIABILITIES:
   Bank overdraft. . . . . . . . . . . . . . . . . . .              -           357,820
   Accounts payable and accrued expenses . . . . . . .           977,545        588,418
   Due to affiliates (Note 9). . . . . . . . . . . . .            23,547           -
   Tenant security deposits payable. . . . . . . . . .           279,878        267,656
                                                              63,841,624     57,978,706

MINORITY INTEREST (NOTES 1 AND 2). . . . . . . . . . .         1,415,942      1,538,117

PARTNERS' EQUITY:
   Investor Limited Partners, Units of Investor
     Limited Partnership Interest, 649 units
     authorized and outstanding (Note 1) . . . . . . .         6,615,479     10,931,543
   General Partners (Note 1) . . . . . . . . . . . . .        (2,661,725)    (2,434,564)

                                                               3,953,754      8,496,979

TOTAL LIABILITIES AND PARTNERS' EQUITY . . . . . . . .      $ 69,211,320   $ 68,013,802





                       SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP

                           CONSOLIDATED STATEMENTS OF OPERATIONS

                       YEARS ENDED DECEMBER 31, 1993, 1992, and 1991



                                                 1993           1992           1991

REVENUES

   Rental income . . . . . . . . . . . .     $ 22,272,861   $ 22,550,895   $ 23,035,380
   Laundry income. . . . . . . . . . . .          313,958        316,626        346,913
   Interest income . . . . . . . . . . .           65,001        104,113        199,137
   Other income. . . . . . . . . . . . .          656,356        647,049        686,164
                                               23,308,176     23,618,683     24,267,594

EXPENSES

   Utilities . . . . . . . . . . . . . .        3,891,412      3,582,967      3,392,813
   Repairs and maintenance . . . . . . .        2,012,100      2,644,551      3,269,949
   Taxes . . . . . . . . . . . . . . . .        1,876,190      1,974,726      1,741,513
   Salaries. . . . . . . . . . . . . . .        2,204,983      2,787,390      2,719,783
   Operating expenses. . . . . . . . . .          961,117        700,790        830,653
   Abandonment loss. . . . . . . . . . .           15,719         39,297         90,570
   Administrative expenses . . . . . . .          435,990        403,034        326,986
   Bad debt expense. . . . . . . . . . .          716,214        811,353        447,467
   Advertising and rental expenses . . .          777,161        800,368        830,187
   Insurance . . . . . . . . . . . . . .          434,035        476,932        543,290
   Asset and property management
     fees (Note 9) . . . . . . . . . . .        1,226,911      1,264,226      1,262,316
   Interest expense (Note 6) . . . . . .        9,324,446      7,762,837      7,810,994
   Depreciation and amortization (Note 2)       4,097,298      3,819,512      3,754,888
                                               27,973,576     27,067,983     27,021,409

   Net Loss before minority interest . .       (4,665,400)    (3,449,300)    (2,753,815)

   Minority Interest in (Net Earnings)
     Loss of Operating Partnerships
     (Note 2). . . . . . . . . . . . . .          122,175         12,016        (67,971)

NET LOSS (Note 1). . . . . . . . . . . .     $ (4,543,225)  $ (3,437,284)  $ (2,821,786)

Net Loss allocated to general partners
   (Note 1). . . . . . . . . . . . . . .     $   (227,161)  $   (171,864)  $   (141,089)

Net Loss allocated to investor limited
    partners (Note 1). . . . . . . . . .     $ (4,316,064)  $ (3,265,420)  $ (2,680,697)

Net loss per unit of investor limited
   partnership interest outstanding. . .     $     (6,650)        (5,031)        (4,131)

Weighted average units of investor
   limited partnership interest
   outstanding . . . . . . . . . . . . .     $        649            649            649









                       SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)

                       YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991





                                         Investor
                                         Limited              General
                                         Partners            Partners              Total


Balance, December 31, 1990. . . . .    17,352,664            (2,096,611)         15,256,053
Distributions to partners . . . . .      (237,502)              (12,500)           (250,002)
Net loss. . . . . . . . . . . . . .    (2,680,697)             (141,089)         (2,821,786)
Balance, December 31, 1991. . . . .  $ 14,434,465          $ (2,250,200)       $ 12,184,265

Distributions to partners . . . . .      (237,502)              (12,500)           (250,002)
Net loss. . . . . . . . . . . . . .    (3,265,420)             (171,864)         (3,437,284)

Balance, December 31, 1992. . . . .  $ 10,931,543          $ (2,434,564)       $  8,496,979

Net loss. . . . . . . . . . . . . .    (4,316,064)             (227,161)         (4,543,225)
Balance, December 31, 1993. . . . .  $  6,615,479          $ (2,661,725)       $  3,953,754





                        SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP

                            CONSOLIDATED STATEMENTS OF CASH FLOWS

                        YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                       1993          1992           1991

Cash flows from operating activities:
  Net loss. . . . . . . . . . . . . . . . . . .    $(4,543,225)  $(3,437,284)    $(2,821,786)
  Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities:
    Minority Interest in Net (Loss) Earnings of
     Operating Partnerships . . . . . . . . . .       (122,175)      (12,016)         67,971
    Depreciation. . . . . . . . . . . . . . . .      3,694,516     3,680,919       3,657,698
    Amortization. . . . . . . . . . . . . . . .        402,782       138,593          97,190
    Abandonment loss. . . . . . . . . . . . . .         15,719        39,297          90,570
    Changes in assets and liabilities:
      Decrease (increase) in tenant accounts
        receivable. . . . . . . . . . . . . . .        (60,863)       96,794        (145,117)
      Decrease (increase) in due from affiliates        96,755        96,983         (91,864)
      Increase in escrows and reserves. . . . .     (2,770,371)         -               -
      Decrease (increase) in prepaid expenses
        and other assets. . . . . . . . . . . .         68,045       276,444        (294,482)
      Increase in deferred costs. . . . . . . .           -         (679,336)           -
Increase (decrease) in related parties
        notes and fees. . . . . . . . . . . . .           -             -           (317,455)
      Increase (decrease) in accounts payable
        and accrued expenses. . . . . . . . . .        389,127       129,873        (166,559)
      Increase in due to affiliates . . . . . .         23,547          -               -
      Net security deposits (paid) received . .        212,222       166,262        (123,261)
Net cash provided by (used in) operating
  activities. . . . . . . . . . . . . . . . . .     (2,593,921)      496,529         (47,095)

Cash flows from investing activities:
  Purchase of fixed assets. . . . . . . . . . .       (379,199)     (424,998)       (668,465)
Net cash used in investing activities . . . . .       (379,199)     (424,998)       (668,465)

Cash flows from financing activities:
  Principal payments on mortgages . . . . . . .    (57,204,158)     (380,076)       (331,921)
  Proceeds from mortgage. . . . . . . . . . . .     63,000,000          -               -
  Refinancing deposit received. . . . . . . . .        545,000          -               -
  Deferred financing and legal costs. . . . . .     (2,293,679)         -               -
  Distributions to Partners . . . . . . . . . .           -         (250,002)       (250,002)
  Bank overdraft. . . . . . . . . . . . . . . .           -          357,820         356,096
  Repayment of bank overdraft . . . . . . . . .       (357,820)     (356,096)           -
Net cash provided by (used in) financing
  activities. . . . . . . . . . . . . . . . . .      3,689,343      (628,354)       (225,827)

Net increase (decrease) in cash and
 cash equivalents . . . . . . . . . . . . . . .        716,223      (556,823)       (941,387)

Cash and cash equivalents, beginning of year. .        841,988     1,398,811       2,340,198

Cash and cash equivalents, end of year. . . . .    $ 1,558,211   $   841,988     $ 1,398,811









                       SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP

                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1993 AND 1992

1.   ORGANIZATION


     Springhill Lake Investors Limited Partnership (the "Partnership"), a Maryland limited partnership, was formed on December 28, 1984 to acquire and own a 90% general partnership interest in Springhill Lake Limited Partnerships I through IX and Springhill Commercial
Limited Partnership (the "Operating Partnerships").  The Operating Partnerships own and
operate the Springhill Lake Apartments complex in Greenbelt, Maryland.  The complex consists of 2,899 apartment and townhouse units and an eight-store shopping center.  The
Partnership and Operating Partnerships will terminate on December 31, 2035, or earlier upon the occurrence of certain events specified in the Partnership Agreement.

     The general partners of the Partnership are Three Winthrop Properties, Inc. ("Three
Winthrop") and Linnaeus-Lexington Associates ("Linnaeus").  Theodore N. Lerner is the
limited partner of the Operating Partnerships.

     In accordance with the limited partnership agreement, profits, losses and cash flow distributions are allocated 95% to the investor limited partners, 4.9% to Linnaeus and .1%
to Three Winthrop.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the partnerships' significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

     Basis or Presentation

     The accompanying consolidated financial statements include the accounts of the
Partnership and the Operating Partnerships prepared on the accrual basis of accounting.
Theodore N. Lerner's ownership in the Operating Partnerships has been reflected as a minority interest in the accompanying consolidated balance sheets and statements of operations.  All significant intercompany accounts and transactions have been eliminated in consolidation.

     Cash and Cash Equivalents

     Cash and cash equivalents consist of certificates of deposit commercial paper and
U.S. Government investments, valued at cost which approximates market value.  Investments with an original maturity of three months or less are considered to be cash equivalents.

     Accounts Receivable

     Management considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.  If amounts become uncollectible, they will be charged to operations when that determination is made.

     Investment in Real Estate

     Investment in real estate is carried at cost.  The projects are depreciated on a straight-line basis using estimated useful lives of 25 years for real property and 10 years for personal property.  For income tax reporting, accelerated methods and lives are used.


     Deferred Costs

     Amortization of deferred costs is computed using the straight-line method over the amortization period of the assets as discussed in Note 3.

     Income Taxes

     No provision for income taxes is reflected in the accompanying consolidated financial statements.  Each partner is required to report on his individual tax return his allocable share of income, gains, losses, deductions and credits.

     Rental Income

     Rental income is recognized as rentals become due.  Rental payments received in advance are deferred until earned.  Leases between the partnerships and tenants of the property are operating leases.

     Net Loss Per Unit of Investor Limited Partnership Interest Outstanding

     Net loss per unit of investor limited partnership interest outstanding is calculated based upon the weighted average number of units outstanding.

3.   DEFERRED COSTS

     The following is a summary of deferred costs and the unamortized balances at December
31, 1993 and 1992:

                              Amortization                 Unamortized     Unamortized
                                 Period         Cost       Balance 1993    Balance 1992

Original Mortgage Costs *. .  1/85 -  4/93   $  980,000    $          0    $    202,480
Attorney Fees. . . . . . . .  1/92 - 12/94      124,210          41,405          82,808
Refinancing Costs. . . . . .  5/93 -  5/03    1,244,386       1,161,426         555,125
Attorney Fees. . . . . . . .  5/93 -  4/95      114,419          76,279            -
Other Deferred Costs . . . .  5/93 - 12/09      945,000         907,200            -



                                             $3,408,015    $  2,186,310    $    840,413

*These deferred costs were written off upon refinancing on April 30, 1993.

4.   INVESTMENT IN REAL ESTATE

     Buildings, improvements and personal property are stated at cost and consist of the following:
                                                                     December 31,
           Category                   Useful Life               1993            1992
     Buildings                            25                $ 68,640,167   $ 68,640,167
     Building improvements                25                  12,754,031     12,404,867
     Building equipment                   10                   4,374,776      4,423,336
     Furniture and fixtures               10                      97,593         97,593
                                                              85,866,567     85,565,963

     Less accumulated depreciation                           (30,490,781)   (26,859,141)

                                                            $ 55,375,786   $ 58,706,822




5.  INVESTMENT IN OPERATING PARTNERSHIPS

     The condensed, summarized financial statements of the Operating Partnerships as of
December 31, 1993 and 1992 and for the years then ended are as follows:

                                 SUMMARIZED BALANCE SHEET

                                          ASSETS
                                                                1993           1992
     Buildings, improvements and personal property
       net of accumulated depreciation of $30,490,781
       and $26,859,141 . . . . . . . . . . . . . . . .      $ 55,375,786   $ 58,706,822
     Land. . . . . . . . . . . . . . . . . . . . . . .         5,833,466      5,833,466
     Other assets. . . . . . . . . . . . . . . . . . .         2,116,596      2,114,253

          TOTAL ASSETS . . . . . . . . . . . . . . . .      $ 63,325,848   $ 66,654,541


                             LIABILITIES AND PARTNERS' EQUITY


                                                                1993           1992

Liabilities:

     Accounts payable and accrued expenses . . . . . .      $    976,676   $    588,418
     Other liabilities . . . . . . . . . . . . . . . .           303,425        625,476
                                                               1,280,101      1,213,894

Partners' Equity:

     Springhill Lake Investors Limited
      Partnership. . . . . . . . . . . . . . . . . . .      $ 60,629,805   $ 63,902,530
     Other partners. . . . . . . . . . . . . . . . . .         1,415,942      1,538,117
                                                              62,045,747     65,440,647

     TOTAL LIABILITIES AND PARTNERS' EQUITY. . . . . .      $ 63,325,848   $ 66,654,541


                            SUMMARIZED STATEMENTS OF OPERATIONS


                                                  1993          1992           1991
Revenues:

     Rental income . . . . . . . . . . . . .  $ 22,272,861  $ 22,550,895   $ 23,035,380
     Interest and other income . . . . . . .       999,558     1,007,742      1,123,289
                                                23,272,419    23,558,637     24,158,669

Expenses:

     Depreciation  . . . . . . . . . . . . .     3,694,516     3,680,919      3,657,698
     Operating expenses. . . . . . . . . . .    12,201,756    13,006,145     13,154,139
     Taxes and insurance . . . . . . . . . .     2,310,225     2,497,883      2,284,803
                                                18,206,497    19,184,947     19,096,640

Net Earnings . . . . . . . . . . . . . . . .  $  5,065,922  $  4,373,690   $  5,062,029



6.   MORTGAGES PAYABLE

     The partnership had a mortgage loan in the amount of $58,000,000, which had a ten-
year term and bore interest at the rate of 13.625% per annum.  Monthly payments of interest only of $658,542 were to be made for the first four years and principal and interest payments of $678,576 during years five through ten.  A final payment was due on
January 31, 1995 in the amount of $55,786,561.

     On April 30, 1993, the mortgages was refinanced with two new mortgage loans having original principal balances of $58,000,000 and $5,000,000.  The notes bear interest at a rate of 9.3% and a final payment of $49,016,500 is due on May 1, 2003.  The partnership paid prepayment penalties on the original mortgage of $2,833,074 during 1993 which is included in interest expense on the consolidated statements of operations.  The monthly principal and interest installments are as follows:

                  *Mortgage
      Period       Term        Monthly Installment
     Years 1-2    25 yrs.     $ 541,696
     Years 3-10   20 yrs.     $ 566,137

* Mortgage term represents the period over which monthly principal and interest payments are based upon.

     The Partnership expensed interest on the mortgage loans totalling $6,491,372, $7,762,837 and $7,810,994 in 1993, 1992 and 1991, respectively.

     Aggregate principal payments required under the mortgage notes at December 31, 1993 are as follows:

     1994         $   712,053
     1995             982,085
     1996           1,182,622
     1997           1,297,418
     1998           1,423,356
     Thereafter    56,963,120
                  $62,560,654




     The mortgage loans are secured by a pledge of the Investor Partnership's interest in the Operating Partnerships, and joint and several guarantees by the Operating Partnerships which, in turn, are secured by an indemnity first mortgage on the Operating Partnerships and a pledge of the stock of Springfield Facilities, Inc., an affiliate.

7.   TAXABLE LOSS

     The Partnership's taxable losses for 1993, 1992 and 1991 differ from the net losses for financial reporting purposes primarily due to the difference in the recognition of depreciation.  The taxable losses for 1993, 1992 and 1991 are as follows:

                                                    1993           1992          1991

     Net loss for financial reporting purposes  $(4,543,225)   $(3,437,284)  $(2,821,786)
     Plus:  Excess of accelerated
            depreciation on real and
            personal property over
            book depreciation                      (533,128)      (554,732)     (552,052)
            Other                                    70,693        (87,942)         -
     Taxable loss                               $(5,005,660)   $(4,079,958)  $(3,373,838)






8.   STATEMENTS OF CASH FLOWS

     The following details supplemental cash flow information:

                                                    1993          1992          1991

          Cash paid for interest                $ 9,324,446    $ 7,762,837   $ 7,810,994

     The Operating Partnerships abandoned personal property with an undepreciated cost of
$62,876, $39,297 and $90,570 in 1993, 1992 and 1991, respectively.

9.   RELATED PARTY TRANSACTIONS

     The property is managed by Lerner Corporation, whose principal stockholder is a limited partner of the partnerships.  The management agreement provides for a management fee equal to 4% of monthly income.  The amount charged to operations during 1993, 1992 and 1991 amounted to $893,529, $923,381 and $921,853 respectively, of which $107,011 remains payable at December 31, 1993, and is included in accounts payable and accrued expenses.  In addition, Lerner Corporation pays expenses of the partnerships from a central operating account.  At December 31, 1993 and 1992, Lerner
     Corporation advanced the partnerships $16,067 and $88,653, respectively, in excess of recorded expenditures.

     Winthrop Management, an affiliate of the general partner, supervises the management agent in the performance of its duties.  In addition, Winthrop Management supervises the capital improvement program.  The management fee for these services is equal to
     1% of monthly income which amounted to $223,382, $230,845 and $230,463 in 1993, 1992 and 1991, respectively.

     The partnerships paid Springfield Facilities, Inc., an affiliate, a rental fee for the use of the recreational facilities.  This fee is based on the affiliate's cost of operating these facilities.  Rent expense charged to operations for the years ended
     December 31, 1993, 1992 and 1991 was $292,026, $367,752 and $370,755 respectively.
     In addition, at December 31, 1993 and 1992, the partnerships owe Springfield
     Facilities, Inc. $7,480 and $8,102, respectively, for unreimbursed expenses.

     Winthrop Financial, an affiliate of the general partner, receives an annual asset management fee of $100,000, which was charged to operations for each of the three years ended December 31, 1993.

     Expenses for 1993, 1992 and 1991 include a fee of $10,000 paid annually by the investor partnership to Winthrop Financial Co., Inc., an affiliate of the general partner, for the administration of the investor partnership.

10.  OPERATING LEASES

     The Operating Partnerships lease retail space to tenants in the shopping center under the terms of operating leases expiring in various years through July 31, 1997.  Minimum future rental payments to be received subsequent to December 31, 1993 are as follows:

     Year ending December 31, 1994                $105,921
                              1995                  83,041
                              1996                  72,988
                              1997                  31,758
                                                  $293,708

                                                                ANNEX II




                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   FORM 10-Q
                   QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


For the Quarter Ended September 30, 1994       Commission File Number 0-14569
                      ------------------                              -------



                  SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP


              Maryland                            04-2848939
  (State or other jurisdiction of    (I.R.S. Employer Identification No.)
   incorporation or organization)



  One International Place, Boston, MA                02110
(Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code     (617) 330-8600




Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.



                                         YES    X               NO_________

PART I - FINANCIAL INFORMATION
ITEM 1. - FINANCIAL STATEMENTS
STATEMENTS OF OPERATIONS

- ---------------------------------------------------------------------------------------------------------------------------------
                                                           Three Months Ended                           Nine Months Ended
                                                               September 30,                               September 30,
                                                          -----------------------                      -----------------
                                                            1994                 1993                  1994                1993
                                                        (Unaudited)          (Unaudited)           (Unaudited)         (Unaudited)
- ---------------------------------------------------------------------------------------------------------------------------------
Revenues:

   Rental income....................................... $ 5,219,353          $ 5,298,938         $16,547,277          $16,506,907
   Laundry income......................................      79,088               79,174             236,067              235,754
   Interest income.....................................      54,183               16,911             138,808               50,901
   Other income........................................     514,651              512,589             637,223              627,420
                                                        -----------          -----------         -----------          -----------
                                                          5,867,275            5,907,612          17,559,375           17,420,982
                                                        -----------          -----------         -----------          -----------

EXPENSES:

   Utilities...........................................   1,177,249            1,167,155           3,150,964            3,045,603
   Repairs and maintenance.............................     481,543              369,671           1,193,546            1,221,612
   Taxes      .........................................     372,824              429,514           1,245,214            1,296,321
   Salaries............................................     616,393              529,695           1,761,876            1,731,944
   Advertising and rental expense......................      83,648               79,711             217,465              299,839
   Administrative expenses.............................     135,324               85,442             402,966              380,119
   Bad debt expense....................................      80,340              263,917             440,820              609,438
   Operating expense...................................     267,050              258,217             739,672              655,914
   Insurance...........................................     192,603              105,555             407,566              324,068
   Asset and property management fees.................      310,865              308,755             933,798              919,569
   Interest expense....................................   1,445,062            1,487,802           4,347,455            7,867,300
   Depreciation and amortization.......................     988,800              929,469           2,966,400            3,090,612
                                                        -----------          -----------         -----------          -----------
                                                          6,151,701            6,014,903          17,807,742           21,442,339
                                                        -----------          -----------         -----------          -----------

Net loss before minority interest......................    (284,426)            (107,291)           (248,367)          (4,021,357)
                                                        -----------          -----------         -----------          -----------


Minority Interest in Net Earnings of
   Operating Partnerships..............................     (17,941)             (21,803)            (63,045)            (62,425)
                                                        -----------          -----------         -----------          -----------

NET LOSS (Note 2)......................................    (302,367)            (129,094)           (311,412)         (4,083,782)
                                                        ===========          ===========          ===========         ===========

Net Loss allocated to general
  partners.............................................     (15,118)              (6,455)            (15,571)           (204,189)
                                                        ===========          ===========         ===========          ===========
Net Loss allocated to investor
   limited partners....................................    (287,249)            (122,639)           (295,841)         (3,879,593)
                                                        ===========          ===========         ===========          ===========

Net Loss per unit of limited
   partnership interest................................        (443)                (189)               (456)              (5,978)
                                                        ===========          ===========         ===========          ===========


       The accompanying notes are an integral part of these consolidated financial statements.

BALANCE SHEETS

- --------------------------------------------------------------------------------------------------------------------------------

                                                                                September 30,        December 31,
                                                                                   1994                 1993
                                                                                (Unaudited)           (Audited)
- ---------------------------------------------------------------------------------------------------------------------------------
ASSETS:

Investment in Real Estate - At Cost
   Land...................................................................      $  5,833,466         $  5,833,466
   Buildings, improvements and personal property..........................        86,121,083           85,866,567
                                                                                ------------         ------------
                                                                                  91,954,549           91,700,033
   Less:  accumulated depreciation........................................        33,261,668           30,490,781
                                                                                ------------         ------------
                                                                                  58,692,881           61,209,252

Other Assets:
   Cash and cash equivalents..............................................         2,733,116            1,558,211
   Tenant accounts receivable.............................................             6,687              322,263
   Tenant security deposits - funded......................................           300,000              300,000
   Escrows and reserves...................................................         2,706,160            2,770,371
   Prepaid expenses and other assets......................................         2,037,997              864,913
   Due from affiliates....................................................            17,887                 -
   Deferred costs, less accumulated amortization
    of $437,218 and $241,705 as of September
     30, 1994 and December 31, 1993 respectively..........................         1,990,797            2,186,310
                                                                                ------------         ------------

   TOTAL ASSETS...........................................................      $ 68,485,525         $ 69,211,320
                                                                                ============         ============


LIABILITIES:

   Mortgage payable.......................................................      $ 62,032,845         $ 62,560,654

   Other Liabilities:
        Due to affiliate..................................................              -                  23,547
        Accounts payable and accrued expenses.............................         1,049,885              977,545
        Tenant security deposits payable..................................           281,466              279,878
                                                                                ------------         ------------
                                                                                $ 63,364,196         $ 63,841,624
                                                                                ------------         ------------


MINORITY INTEREST (Note 1)................................................      $  1,478,987         $  1,415,942
                                                                                ------------         ------------

PARTNERS' EQUITY:
   Investor Limited Partners, Units of Investor
        Limited Partnership Interest, 649 units
        authorized and outstanding .......................................         6,319,638            6,615,479
   General Partners.......................................................        (2,677,296)          (2,661,725)
                                                                                ------------         ------------

                                                                                   3,642,342            3,953,754
                                                                                ------------         ------------

TOTAL LIABILITIES AND PARTNERS' EQUITY....................................      $ 68,485,525         $ 69,211,320
                                                                                ============         ============

       The accompanying notes are an integral part of these consolidated financial statements.

STATEMENTS OF CASH FLOWS

- ---------------------------------------------------------------------------------------------------------------------------------

                                                                                     Nine Months Ended            Nine Months Ended
                                                                                    September 30, 1994           September 30, 1993
                                                                                       (Unaudited)                  (Unaudited)
- ---------------------------------------------------------------------------------------------------------------------------------
  Cash flow from operating activities:
    Net loss..................................................................          $   (311,412)                 $ (4,083,782)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
       Minority Interest in Net Earnings of
           Operating Partnerships.............................................                63,045                        62,425
          Depreciation........................................................             2,770,887                     2,760,689
          Amortization........................................................               195,513                       329,923
          Changes in assets and liabilities:
         Decrease in accounts receivable-tenants..............................               315,576                       170,724
            Net Decrease (Increase) in escrows and
             reserves.........................................................                64,211                    (2,461,323)
            Increase in prepaid expenses and other
             assets...........................................................            (1,173,084)                     (478,243)
            Net decrease (increase) in due to/from
             affiliates.......................................................               (41,434)                       96,755
            Increase in related parties notes
             and fees.........................................................                  -                          253,278
            Increase (decrease) in accounts payable
             and accrued expenses ............................................                72,340                       (16,191)
            Net security deposits received....................................                 1,588                       212,302
                                                                                       -------------                   -----------
Net cash provided by (used in) operating
        activities............................................................             1,957,230                    (3,153,443)
                                                                                       -------------                   -----------


Cash flow from investing activities:
   Purchase of fixed assets...................................................              (254,516)                         -
                                                                                       -------------                    ----------

Cash flows from financing activities:
   Principal payments on mortgage.............................................              (527,809)                  (57,036,215)
   Proceeds from mortgage note................................................                  -                       63,000,000
   Refinancing deposit received...............................................                  -                          545,000
   Deferred financing and legal costs.........................................                  -                       (2,223,581)
   Bank overdraft.............................................................                  -                         (357,820)
                                                                                       -------------                   -----------

Net cash provided by (used in) financing
   activities.................................................................              (527,809)                    3,927,384
                                                                                       -------------                   -----------

  Net increase in cash and cash equivalents...................................             1,174,905                       773,941

Cash and cash equivalents, beginning of period................................             1,558,211                       841,988
                                                                                       -------------                   -----------

Cash and cash equivalents, end of period......................................             2,733,116                     1,615,929
                                                                                       -------------                   -----------

Cash paid for interest........................................................         $   4,347,455                   $ 7,867,300
                                                                                       =============                   ===========

       The accompanying notes are an integral part of these consolidated financial statements.

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

- --------------------------------------------------------------------------------------------------------------------------------

                                              Units of
For the Nine Months Ended                     Limited            General              Limited
September 30, 1994 and 1993                 Partnership         Partners'            Partners'               Total
(Unaudited) (Note 1)                          Interest           Capital              Capital               Capital
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993..................        649        $(2,661,725)         $ 6,615,479           $ 3,953,754
Net loss....................................       -               (15,571)            (295,841)             (311,412)
                                            -----------        -----------          -----------           -----------
Balance, September 30, 1994.................        649        $(2,677,296)         $ 6,319,638           $ 3,642,342
                                            -----------        -----------          -----------           -----------

Balance, December 31, 1992..................        649        $(2,434,564)         $ 10,931,543          $ 8,496,979
Net loss....................................                      (204,189)           (3,879,593)          (4,083,782)
                                            -----------        -----------          ------------          -----------
Balance, September 30, 1993.................        649        $(2,638,753)         $  7,051,950          $ 4,413,197
                                            -----------        -----------          ------------          -----------


       The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 1994
(Unaudited)


1.       ACCOUNTING AND FINANCIAL REPORTING POLICIES

         The consolidated financial statements included herein have been prepared by the Registrant, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The Registrant's accounting and financing reporting policies are in conformity with generally accepted accounting principles and include all adjustments in interim periods considered necessary for a fair presentation of the results of operations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Registrant's latest annual report on Form 10-K.

         The accompanying consolidated financial statements include the accounts of the Partnership and the Operating Partnerships prepared on the accrual basis of accounting. Theodore N. Lerner's ownership in the Operating Partnerships has been reflected as a minority interest in the accompanying consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The accompanying consolidated financial statements reflect the Partnership's results of operations for an interim period and are not necessarily indicative of the results of operations for the year ending December 31, 1994.

2.       TAXABLE LOSS

         The Partnership's taxable loss for 1994 is expected to differ from that for financial reporting purposes primarily due to accounting differences in the recognition of depreciation incurred by the Operating Partnerships.

3.       INVESTMENT IN OPERATING PARTNERSHIP

         The following summarizes the results of operations for the Operating
Partnerships:

                                                        Three Months Ended                    Nine Months Ended
                                                           September 30,                        September 30,
                                                     1994               1993               1994               1993
Income:
   Rental income................................. $ 5,219,353        $ 5,298,938        $16,547,277        $16,506,907
   Interest and other income.....................     614,898            600,216            906,392            883,994
                                                  -----------        -----------        -----------        -----------
                                                  $ 5,834,251        $ 5,899,154        $17,453,669        $17,390,901
                                                  -----------        -----------        -----------        -----------
Expenses:
   Depreciation and amortization................. $   923,629        $   850,933        $ 2,770,887        $ 2,760,689
   Operating expenses............................   3,149,116          3,059,607          8,826,976          8,848,205
   Taxes and insurance...........................     565,427            535,069          1,652,780          1,620,389
                                                  -----------        -----------        -----------        -----------
                                                  $ 4,638,172        $ 4,445,609        $13,250,643        $13,229,283
                                                  -----------        -----------        -----------        -----------

Net income....................................... $ 1,196,079        $ 1,453,545        $ 4,203,026        $ 4,161,618
                                                  ===========        ===========        ===========        ===========


ITEM 2. -   MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Partnership's net loss for the quarter ended September 30, 1994, increased to $302,367 from $129,094 for the same period in 1993. Total revenue for the quarter was essentially flat, and expenses increased by 2.3%. Through the first nine months of 1994, the Partnership's net loss was $311,412 compared to a net loss through the first nine months of 1993 of $4,083,782.

The Partnership continues to be unable to increase revenue as a result of the continued competitiveness of the local apartment market. The Property's occupancy has remained in the low-90% range, which is consistent with market-wide occupancy.

The Partnership's expenses increased during the quarter, primarily in the areas of repairs and maintenance, salaries, administrative expenses and insurance. These increases offset decreases in taxes and bad debt expense. The Partnership's expenses have declined significantly through the first nine months of the year as a result of lower interest expense. As previously reported, the Partnership completed the refinancing of the debt encumbering the property on April 30, 1993. As a result of the refinancing, the Partnership's debt service requirements, and therefore its interest expense, were dramatically reduced. In addition, the interest expense for the nine months ended September 30, 1993, includes certain costs associated with completing the refinancing.

The Partnership continues to generate sufficient net operating income to fund its debt service requirements and capital expenditures. As of September 30, 1994, the Partnership had approximately $2.7 million in unrestricted reserves and approximately $1.0 million that is being held by the lender to complete capital improvements. In addition to monthly debt service payments, the terms of the Partnership's loan require the Partnership to deposit additional amounts into various escrow and reserve accounts on a monthly basis. The Partnership can make quarterly withdrawals from these restricted reserves to the extent it provides documentation to the lender that evidence that capital improvements have been completed.

The Partnership completed $254,516 of capital improvements during the first nine months of 1994, consisting of replacing appliances and ceramic tiling in apartment units, replacing some hot water heaters and air conditioning units, repairing exterior woodwork and landscaping.

The results of operations in future quarters may differ from those of the quarter ended September 30, 1994, due to inflation and changing economic conditions which could affect occupancy levels, rental rates and operating expenses.

PART II - OTHER INFORMATION

All items are inapplicable

                                   SIGNATURE


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          SPRINGHILL LAKE INVESTORS
                                          LIMITED PARTNERSHIP

                                          By:  Three Winthrop Properties, Inc.
                                               Managing General Partner


Date: November 15, 1994                   By:  _________________________________
                                               Jonathan W. Wexler
                                               Chief Financial Officer



Date: November 15, 1994                   By:  _________________________________
                                               Richard J. McCready
                                               Vice President

                                                                     ANNEX III

               SECURED NON-RECOURSE NOTE AND SECURITY AGREEMENT

                                                                        , 1995

Loan # [    ]

    The undersigned borrower (the "Borrower"), for value received, promises to pay to Aquarius Acquisition, L.P., a Delaware limited partnership (the "Lender"), the Principal Amount of this Note as determined pursuant to
Section 1 below, on the terms and conditions herein set forth.

   This Note evidences a non-recourse loan (the "Loan") made by the Lender to the Borrower in connection with the offer to purchase (the "Offer") units or fractional units ("Units") of limited partnership interests ("L.P. Interests") of Springhill Lake Investors Limited Partnership, a Maryland limited partnership (the "Partnership") made by the Lender pursuant to that
certain Offer to Purchase dated      , 1995 and the accompanying Letter of
Transmittal. The Borrower tendered Units and/or fractional Units in the Offer, a portion of which were accepted for payment in cash (the "Purchased Portion") and the remaining portion (the "Retained Portion") of which are pledged hereby as collateral for this Note.

   1. PRINCIPAL AMOUNT. The principal amount (the "Principal Amount") of this Note shall be that amount equal to (i) the number of Units validly tendered by the Borrower in the Offer (and not withdrawn prior to the expiration of the Offer) multiplied by (ii) $36,000 less the amount received by the Borrower per Unit in respect of the Purchased Portion of such Unit. The Principal Amount of this Note shall be paid on the date which is one year and one day from the date on which the Offer is consummated (the "Maturity Date"), unless required to be prepaid prior to the Maturity Date in accordance with the terms of this Note.

   2. INTEREST. This Note shall bear interest at a rate per annum of 9%. Interest on this Note shall accrue from the date of this Note and shall be payable in arrears on the Maturity Date, unless required to be prepaid prior to the Maturity Date in accordance with the terms of this Note. Interest on overdue principal and, to the extent permitted by law, on overdue interest, shall be paid at the rate specified above. Interest will be computed on the basis of a 365-day year and the actual number of days elapsed.

   3. PAYMENT OF PRINCIPAL AND INTEREST. The Principal Amount of this Note, and accrued interest hereon, may be paid, at the election of the Borrower, either (i) by delivery of an amount in cash equal to the Principal Amount then due and accrued interest thereon less the Distribution Amount (as defined below) applied on or prior to such date in the manner set forth in
Section 6, or (ii) by transfer to the Lender of the Retained Portion and by applying on or prior to such date the Distribution Amount in the manner described in Section 6. In order to elect to make payment pursuant to the preceding clause (i), the Lender must receive from the Borrower written notice of such election (a "Cash Election Notice"), at least five business days prior to the Maturity Date. If no Cash Election Notice is so received by the Lender, the Borrower shall be deemed to have elected the payment option set forth in clause (ii) above.

   4. NON-RECOURSE. Anything contained herein to the contrary notwithstanding, no recourse shall be had for the payment of the non-recourse loan evidenced by this Note or for any claim based thereon or otherwise in respect thereof or for the payment or performance of any other obligation based on or in respect of the Loan, and no personal liability shall be asserted or enforceable, against (i) the Borrower or (ii) any officer, director, partner, shareholder or affiliate of the Borrower, and the enforcement of any judgment for breach by the Borrower of its obligations hereunder shall be made only against the Collateral. The foregoing provisions of this Section shall not prevent recourse to the Collateral or constitute a waiver, release or discharge of the loan evidenced by this Note or impair in any manner any right, remedy or recourse Lender may have against Borrower for actual fraud.

   5. SECURITY INTEREST. In order to secure the due and punctual payment of all amounts due hereunder and performance of all other obligations of the Borrower under this Note, the Borrower hereby grants to the Lender a first priority security interest in all of such Borrower's right, title and interest in and to the Retained Portion and all proceeds thereof (together, the "Collateral"). The Borrower represents and warrants that it owns and has full power and authority to pledge the Collateral and that, other than this pledge, the Collateral is free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof and is not subject to any adverse claims. The Lender will have all the rights of a secured party under the Uniform Commercial Code (as in effect in all applicable jurisdictions) with respect to the Collateral. The Borrower irrevocably appoints the designees of the Lender as the Borrower's attorney-in-fact to execute and cause to be filed or recorded any and all documents on behalf of the Borrower as may be necessary to perfect or continue the perfection of the security interest herein granted, including, without limitation, filing Uniform Commercial Code financing statements with respect to the Collateral on behalf of the Borrower, or without the signature of the Borrower, to the extent permitted by law.

   6. DELIVERY AND TRANSFER OF COLLATERAL. Letters of Transmittal regarding the tendered Units and/or fractional Units have heretofore been delivered to the depository for the Offer (the "Depository") and the Depository has been instructed to deliver such Letters of Transmittal to the Lender. The Lender shall have the right at any time upon the occurrence of a failure by Borrower to make any payments hereunder when due (a "Default") to endorse, assign or otherwise transfer to or register in the name of the Lender any or all of the Collateral. If the Lender has not received a Cash Election Notice from the Borrower as provided in Section 3 then, on the Maturity Date, the Lender may endorse, assign or otherwise transfer to or register in the name of the Lender all of the Retained Portion and the full Distribution Amount, if any, paid or payable on such date. The Borrower hereby agrees with the Lender that the Partnership shall make an appropriate notation on the register evidencing the delivery and, when applicable, the transfer, of the Collateral. If requested by the Lender, the Borrower will execute and deliver any assignment or other instrument reasonably requested by the Lender to confirm the validity of any action taken by the Lender pursuant to the provision of this
Section 5. The Borrower hereby agrees promptly to notify the Lender in writing prior to changing its address, principal place of business or chief executive office or name.

   7. DISTRIBUTIONS. The Borrower agrees that all dividends, distributions, income, profits or proceeds paid or payable to the Borrower in respect of the Collateral (the "Distribution Amount") shall be delivered to the Lender first to reduce the amounts owing hereunder in respect of accrued interest hereon and second, if any Distribution Amount remains unapplied, to reduce the Principal Amount hereof. The Lender shall remit any amounts remaining after such applications to the Borrower.

   8. VOTING RIGHTS. So long as no Default has occurred hereunder, the Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral for any purpose not inconsistent with the terms or purpose of this Note and the Borrower shall not in any event exercise such rights in any manner will cause or would cause a dissolution of the Partnership or which otherwise may have an adverse effect on the value of the Collateral or on the Lender's rights hereunder.

   9. DEFAULT; ACCELERATION. Upon the occurrence of a Default, all rights of the Borrower to exercise voting and other consensual rights shall cease without any action or the giving of any notice and such rights shall be vested in the Lender. Upon the commencement of any bankruptcy or similar proceeding (whether voluntary or involuntary) with respect to the Borrower, the insolvency of the Borrower or any assignment by the Borrower for the benefit of its creditors, the Principal Amount and all accrued interest thereon shall automatically and immediately become due and payable by the Borrower.

   10. PREPAYMENT. (a) This Note may not be prepaid prior to maturity without the prior written consent of the Lender in its sole discretion, provided that the Note may be prepaid in full at any time at the option of the Borrower upon delivery of cash in accordance with clause (i) of Section 3.

   (b) In the event that the provisions of Section 7.2(D) of the Partnership Agreement shall no longer be in full force and effect, the Loan shall be prepaid in full (in either the manner specified in clause (i) or clause (ii) of Section 3 above), on the demand of the Lender. The Lender may make such a demand upon 15 days written notice delivered to the Borrower.

   11. JOINT AND SEVERAL LIABILITY. If this Note is signed by more than one Borrower, the obligations of each such Borrower hereunder shall be joint and several obligations of each such Borrower.

   12. NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and shall be delivered personally, by telecopier or by express courier service or sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

   (a) If to the Lender:

        Aquarius Acquisition, L.P.
        c/o Nomura Asset Capital Corporation
        Two World Financial Center
        New York, New York 10005

   (b) If to the Borrower, to the same address to which copies of the Offer were sent, unless another address is specified in a notice delivered to the Lender pursuant to Section 5.

   All such notices and communications shall, when mailed or personally delivered, be effective upon receipt, or when telegraphed, telexed, or cabled, be effective upon confirmation of receipt by addressee or when sent by overnight courier, be effective one day after delivery to such courier, except that notices and communications to the Lender shall not be effective until received by the Lender.

   13. MISCELLANEOUS.

   (a) The Borrower hereby waives diligence, presentment, demand, protest, notice of the acceptance of this Note and all other notices of any kind relating to the enforcement of this Note. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of any such right or of any other right hereunder and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

   (b) The Borrower agrees to pay on demand all costs and expenses (including legal costs and attorneys' fees) incurred or paid by the Lender in enforcing this Note.

   (c) This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

   (d) If any one or more of the provisions contained in this Note shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

   (e) The provisions of this Note may, from time to time, be amended, or compliance with any agreement or condition contained herein waived, with the written consent of the Lender and the Borrower.

   (f) This Note shall inure to the benefit of any successor or assign of the Lender and any other holder of this Note.

   (g) The Borrower will execute and deliver all such documents and do all such other things as the Lender may request to carry out the intent of this Note.

   (h) This Note may be executed in counterparts. All of such counterparts together shall constitute a single instrument.

   (i) Nothing set forth in this Note shall be construed as a commitment by the Lender to make any advance to or for the benefit of any Borrower.

                  NOTE AND SECURITY AGREEMENT SIGNATURE PAGE

   WITNESSETH, the undersigned hereby executes this Note as of the date first above written.

BORROWER(1)

- -----------------------------------------------------------------------------

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(1) Each Borrower must sign exactly as such Borrower's name appears on the face of the Letter of Transmittal.







                   The Information Agent for this Offer is:

                            D.F. KING & CO., INC.

                               77 Water Street
                           New York, New York 10005
                                (212) 269-5550
                                (Call Collect)
                       or Call Toll-Free (800) 659-5550

                              The Depository is:

                      IBJ SCHRODER BANK & TRUST COMPANY

                                1 State Street
                           New York, New York 10004
                                (212) 858-2103

February 1, 1995